Filed Pursuant to Rule 424(b)(5)
Registration No. 333-274683

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS SUPPLEMENT DATED SEPTEMBER 25, 2023

PROSPECTUS SUPPLEMENT

(To Prospectus dated September 25, 2023)

33,000,000 Shares

Class A Common Stock

We are offering for sale 33,000,000 shares (the “Shares”) of our Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”) in a global offering (the “Global Offering”) to the public in the United States and on a private placement basis outside the United States, including in the European Economic Area to “Qualified Investors” (as this term is defined under EU Regulation no2017/1129). Our Class A Common Stock is listed on the New York Stock Exchange (“NYSE”) and, as of    , on the Professional Segment (Compartiment Professionnel) of the regulated market of Euronext Paris (“Euronext Paris”) under the symbol “COTY”. The last reported sale price of our Class A Common Stock on the NYSE on September 22, 2023 was $11.87 per share.

Entities affiliated with JABC Cosmetics B.V. (“JABC”) have indicated an interest in purchasing up to an aggregate of 3,000,000 shares of Class A Common Stock in this Global Offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less or no shares of Class A Common Stock in this Global Offering to any of these investors, or any of these investors may determine to purchase more, less or no shares in this Global Offering. Additionally, certain of our officers, directors and affiliated entities may purchase shares in this offering.

Following the completion of this Global Offering, we will remain a “controlled company” under the corporate governance rules for NYSE listed companies and will be exempt from certain corporate governance requirements of such rules.

Investing in our Class A Common Stock involves risks. See “Risk Factors” beginning on page S-9 of this prospectus supplement and the risk factors described in the documents that we file with the Securities and Exchange Commission that are incorporated herein by reference for a discussion of certain risks you should consider before deciding to invest in our Class A Common Stock.

	Per Share		Total(2)
Public offering price	$	€	$
Underwriting discounts and commissions(1)	$	€	$
Proceeds, before expenses(2)	$	€	$

(1)	See “Underwriting” for additional information regarding underwriting compensation.
(2)	Based on an exchange rate of $ per Euro (the “Pricing USD-EUR Exchange Rate”).

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Shares purchased in U.S. Dollars will be ready for delivery on or about   , 2023, through the book-entry facilities of the Depository Trust Company. Shares purchased in Euros will be ready for delivery on or about   , 2023, through the book-entry facilities of Euroclear France.

Joint Global Coordinators and Joint Bookrunners

BNP PARIBAS	Citigroup

Crédit Agricole Corporate and Investment Bank	Banco Santander

Prospectus Supplement, dated   , 2023

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this Global Offering and certain other matters relating to us and our financial condition. The second part, the accompanying base prospectus, dated September 25, 2023, registers for sale from time to time shares of our Class A Common Stock and Preferred Stock. This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer,” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using the SEC’s shelf registration rules. You should read this prospectus supplement and the accompanying prospectus, together with additional information incorporated by reference herein and therein as described under the headings “Incorporation of Certain Information by Reference” in this prospectus supplement and the accompanying prospectus.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement. If the information conflicts with any statement in a document that we have incorporated by reference, then you should consider only the statement in the more recent document. The information contained or incorporated by reference into this prospectus supplement, the accompanying prospectus or in any free writing prospectus is accurate only as of the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

Neither Coty nor the underwriters have authorized anyone to provide you with different or additional information from that contained or incorporated by reference into this prospectus supplement and the accompanying prospectus or in any free writing prospectus prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement may be used only for the purpose for which it has been prepared. The underwriters are offering to sell our Class A Common Stock, and seeking offers to buy our Class A Common Stock, only in jurisdictions where offers and sales are permitted. None of this prospectus supplement, the accompanying prospectus or any free writing prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase any of our securities, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

For investors outside the United States: the underwriters are offering to sell, and seeking offers to buy, Shares only in jurisdictions where offers and sales are permitted. Neither we nor the underwriters have done anything that would permit this Global Offering or possession or distribution of this prospectus supplement in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus supplement must inform themselves about, and observe any restrictions relating to, the Global Offering and the distribution of this prospectus supplement outside the United States. For selling restrictions relating to specific jurisdictions, see “Underwriting—Selling Restrictions”.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, the documents incorporated by reference herein and therein and any free writing prospectus we have authorized contain or may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The information contained herein under “Prospectus Supplement Summary—Current Outlook” represent forward-looking statements. These forward-looking statements reflect our current views with respect to, among other things, strategic planning, targets and outlook for future reporting periods (including the extent and timing of revenue, expense and profit trends and changes in operating cash flows and cash flows from operating activities and investing activities), the wind down of our operations in Russia (including timing and expected impact), our future operations and strategy (including the expected implementation and related impact of its strategic priorities), ongoing and future cost efficiency, optimization and restructuring initiatives and programs, expectations of the impact of inflationary pressures and the timing, magnitude and impact of pricing actions to offset inflationary costs, strategic transactions (including their expected timing and impact), expectations and/or plans with respect to joint ventures (including Wella and the timing and size of any related divestiture, distribution or return of capital), our capital allocation strategy and payment of dividends (including suspension of dividend payments and the duration thereof and any plans to resume cash dividends on common stock or to continue to pay dividends in cash on preferred stock), and expectations for stock repurchases, investments, licenses and portfolio changes, product launches, relaunches or rebranding (including the expected timing or impact thereof), synergies, savings, performance, cost, timing and integration of acquisitions, future cash flows, liquidity and borrowing capacity (including any refinancing or deleveraging activities), timing and size of cash outflows and debt deleveraging, the timing and extent of any future impairments, and synergies, savings, impact, cost, timing and implementation of our ongoing transformation agenda (including operational, execution and simplification initiatives, fixed cost reductions, and supply chain changes), the impact, cost, timing and implementation of e-commerce and digital initiatives, the expected impact, cost, timing and implementation of sustainability initiatives (including progress, plans and goals), the impact of COVID-19, the expected impact of geopolitical risks including the ongoing war in Ukraine on our business operations, sales outlook and strategy, the expected impact of global supply chain challenges and/or inflationary pressures (including as a result of COVID-19 and/or the war in Ukraine) and expectations regarding future service levels, the impact of the dual-listing of our Class A Common Stock on Euronext Paris and the priorities of senior management. These forward-looking statements are generally identified by words or phrases, such as “anticipate”, “are going to”, “estimate”, “plan”, “project”, “expect”, “believe”, “intend”, “foresee”, “forecast”, “will”, “may”, “should”, “outlook”, “continue”, “temporary”, “target”, “aim”, “potential”, “goal” and similar words or phrases. These statements are based on certain assumptions and estimates that we consider reasonable, but are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual events or results (including our financial condition, results of operations, cash flows and prospects) to differ materially from such statements and the information under “Prospectus Supplement Summary—Current Outlook” contained herein, including risks and uncertainties relating to:

•

our ability to successfully implement our multi-year transformation agenda, including our operational and organizational changes, and the initiatives to further reduce our cost base, and to develop and achieve our global business strategies (including mix management, select price increases, more disciplined promotions, and foregoing low value sales), compete effectively in the beauty industry, achieve the benefits contemplated by our strategic initiatives (including revenue growth, cost control, gross margin growth and debt deleveraging) and successfully implement our strategic priorities (including stabilizing our consumer beauty brands through leading innovation and improved execution, accelerating our prestige fragrance brands and ongoing expansion into prestige cosmetics, building a comprehensive skincare portfolio, enhancing our e-commerce and direct-to-consumer (“DTC”) capabilities, expanding our presence in China through prestige products and select consumer beauty brands, and establishing Coty as an industry leader in sustainability) in each case within the expected time frame or at all;

S-iii

•

our ability to anticipate, gauge and respond to market trends and consumer preferences, which may change rapidly, and the market acceptance of new products, including new products in our skincare and prestige make-up portfolios, any relaunched or rebranded products and the anticipated costs and discounting associated with such relaunches and rebrands, and consumer receptiveness to our current and future marketing philosophy and consumer engagement activities (including digital marketing and media);

•

use of estimates and assumptions in preparing our financial statements, including with regard to revenue recognition, income taxes (including the expected timing and amount of the release of any tax valuation allowance), the assessment of goodwill, other intangible and long-lived assets for impairments, the market value of inventory, and the fair value of equity investments;

•	the impact of any future impairments;

•

managerial, transformational, operational, regulatory, legal and financial risks, including diversion of management attention to and management of cash flows, expenses and costs associated with our transformation agenda, our global business strategies, the integration and management of the strategic partnerships with Kylie Jenner and Kim Kardashian, and future strategic initiatives, and, in particular, our ability to manage and execute many initiatives simultaneously including any resulting complexity, employee attrition or diversion of resources;

•	the timing, costs and impacts of divestitures and the amount and use of proceeds from any such transactions;

•

future divestitures and the impact thereof on, and future acquisitions, new licenses and joint ventures and the integration thereof with, our business, operations, systems, financial data and culture and the ability to realize synergies, manage supply chain challenges and other business disruptions, reduce costs (including through our cash efficiency initiatives), avoid liabilities and realize potential efficiencies and benefits (including through our restructuring initiatives) at the levels and at the costs and within the time frames contemplated or at all;

•

increased competition, consolidation among retailers, shifts in consumers’ preferred distribution and marketing channels (including to digital and prestige channels), distribution and shelf-space resets or reductions, compression of go-to-market cycles, changes in product and marketing requirements by retailers, reductions in retailer inventory levels and order lead-times or changes in purchasing patterns, impact from COVID-19 on retail revenues, and other changes in the retail, e-commerce and wholesale environment in which we do business and sell our products and our ability to respond to such changes (including our ability to expand our digital, direct-to-consumer and e-commerce capabilities within contemplated timeframes or at all);

•

our and our joint ventures’, business partners’ and licensors’ abilities to obtain, maintain and protect the intellectual property used in our and their respective businesses, protect our and their respective reputations (including those of our and their executives or influencers) and public goodwill, and defend claims by third parties for infringement of intellectual property rights;

•

any change to our capital allocation and/or cash management priorities, including any change in our dividend policy, and any change in our stock repurchase plans and our ability to achieve our share count goals;

•

any unanticipated problems, liabilities or integration or other challenges associated with a past or future acquired business, joint ventures or strategic partnerships which could result in increased risk or new, unanticipated or unknown liabilities, including with respect to environmental, competition and other regulatory, compliance or legal matters, and specifically in connection with the strategic partnerships with Kylie Jenner and Kim Kardashian, risks related to the entry into a new distribution channel, the potential for channel conflict, risks of retaining customers and key employees, difficulties of integration (or the risks associated with limiting integration) and management of the partnerships, our

S-iv

relationships with Kylie Jenner and Kim Kardashian, our ability to protect trademarks and brand names, litigation, investigations by governmental authorities, and changes in law, regulations and policies that affect King Kylie LLC (“King Kylie”) and/or KKW Holdings, LLC’s (“KKW Holdings”) business or products, including risk that direct selling laws and regulations may be modified, interpreted or enforced in a manner that results in a negative impact to King Kylie and/or KKW Holdings’ business model, revenue, sales force or business;

•

our international operations and joint ventures, including enforceability and effectiveness of our joint venture agreements and reputational, compliance, regulatory, economic and foreign political risks, including difficulties and costs associated with maintaining compliance with a broad variety of complex local and international regulations;

•	our dependence on certain licenses (especially in the fragrance category) and our ability to renew expiring licenses on favorable terms or at all;

•

our dependence on entities performing outsourced functions, including outsourcing of distribution functions, and third-party manufacturers, logistics and supply chain suppliers, and other suppliers, including third-party software providers, web-hosting and e-commerce providers;

•

administrative, product development and other difficulties in meeting the expected timing of market expansions, product launches, re-launches and marketing efforts, including in connection with new products in our skincare and makeup portfolios;

•

changes in the demand for our products due to declining or depressed global or regional economic conditions, and declines in consumer confidence or spending, whether related to the economy (such as austerity measures, tax increases, high fuel costs, or higher unemployment), wars, natural or other disasters, weather, pandemics, security concerns, terrorist attacks or other factors;

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global political and/or economic uncertainties, disruptions or major regulatory or policy changes, and/or the enforcement thereof that affect our business, financial performance, operations or products, including the impact of the war in Ukraine and any escalation or expansion thereof, Brexit (and related business or market disruption), recent elections in Brazil, the current U.S. administration and future elections, changes in the U.S. tax code, and recent changes and future changes in tariffs, retaliatory or trade protection measures, trade policies and other international trade regulations in the U.S., the European Union, and Asia and in other regions where we operate, potential regulatory limits on payment terms in the European Union, recent and future changes in sanctions regulations including in connection with the war in Ukraine and any escalation or expansion thereof, regulatory uncertainty impacting the wind-down of our business in Russia, and recent and future changes in regulations impacting the beauty industry, including regulatory measures addressing products, formulations, raw materials and packaging;

•	currency exchange rate volatility and currency devaluation and/or inflation;

•	our ability to implement and maintain pricing actions to effectively mitigate increased costs and inflationary pressures, and the reaction of customers or consumers to such pricing actions;

•

the number, type, outcomes (by judgment, order or settlement) and costs of current or future legal, compliance, tax, regulatory or administrative proceedings, investigations and/or litigation, including product liability cases (including asbestos and talc-related litigation for which indemnities and/or insurance may not be available), distributor or licensor litigation, and compliance, litigation or investigations relating to our joint ventures and strategic partnerships;

•	our ability to manage seasonal factors and other variability and to anticipate future business trends and needs;

•	the impact of COVID-19 (or future similar events), including demand for the Company’s products, illness, quarantines, government actions, facility closures, store closures or other restrictions in

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connection with the COVID-19 pandemic, and the extent and duration thereof, related impact on our ability to meet customer needs and on the ability of third parties on which we rely, including our suppliers, customers, contract manufacturers, distributors, contractors, commercial banks and joint-venture partners, to meet their obligations to us, in particular collections from customers, and the ability to successfully implement measures to respond to such impacts;

•

disruptions in the availability and distribution of raw materials and components needed to manufacture our products, and our ability to effectively manage our production and inventory levels in response to supply challenges;

•

disruptions in operations, sales and in other areas, including due to disruptions in our supply chain, restructurings and other business alignment activities, manufacturing or information technology systems, labor disputes, extreme weather and natural disasters, impact from COVID-19 or similar global public health events, the outbreak of war or hostilities (including the war in Ukraine and any escalation or expansion thereof), the impact of global supply chain challenges, and the impact of such disruptions on our ability to generate profits, stabilize or grow revenues or cash flows, comply with our contractual obligations and accurately forecast demand and supply needs and/or future results;

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our ability to adapt our business to address climate change concerns and to respond to increasing governmental and regulatory measures relating to environmental, social and governance matters, including expanding mandatory and voluntary reporting, diligence and disclosure, as well as new taxes (including on energy and plastic), and the impact of such measures on our costs, business operations and strategy;

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restrictions imposed on us through our license agreements, credit facilities and senior unsecured bonds or other material contracts, our ability to generate cash flow to repay, refinance or recapitalize debt and otherwise comply with our debt instruments, and changes in the manner in which we finance our debt and future capital needs;

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increasing dependency on information technology, including as a result of remote working practices, and our ability, or the ability of any of the third-party service providers we use to support our business, to protect against service interruptions, data corruption, cyber-based attacks or network security breaches, including ransomware attacks, costs and timing of implementation and effectiveness of any upgrades or other changes to information technology systems, and the cost of compliance or our failure to comply with any privacy or data security laws (including the European Union General Data Protection Regulation (the “GDPR”), the California Consumer Privacy Act and similar state laws, the Brazil General Data Protection Law, and the China Data Security Law and Personal Information Protection Law) or to protect against theft of customer, employee and corporate sensitive information;

•	our ability to attract and retain key personnel and the impact of senior management transitions;

•	the distribution and sale by third parties of counterfeit and/or gray market versions of our products;

•	the impact of our transformation agenda on our relationships with key customers and suppliers and certain material contracts;

•	our relationship with JAB Beauty B.V. (formerly known as Cottage Holdco B.V.), as our majority stockholder, and its affiliates, and any related conflicts of interest or litigation;

•	our relationship with KKR, whose affiliate KKR Bidco, is an investor in the Wella Business, and any related conflicts of interest or litigation;

•	future sales of a significant number of shares by our majority stockholder or the perception that such sales could occur; and

•	other factors described elsewhere in this document and in documents that the Company files with the SEC from time to time.

S-vi

When used in this prospectus supplement and the accompanying prospectus, the documents incorporated by reference herein and therein and any free writing prospectus we have authorized, the term “includes” and “including” means, unless the context otherwise indicates, “including without limitation.”

All forward-looking statements, including the information under “Prospectus Supplement Summary—Current Outlook”, made in this prospectus supplement are qualified by these cautionary statements. You are cautioned not to place undue reliance on these forward-looking statements, which are made only as of the date of the document in which such statement is made, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such, and should only be viewed as historical data.

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INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus supplement or incorporated by reference herein concerning our industry and the markets in which we operate, including our general expectations about our industry, market position, market opportunity and market sizes, is based on data from various sources including internal data and estimates as well as third-party sources widely available to the public, such as independent industry publications, government publications, reports by market research firms or other published independent sources and on our assumptions based on that data and other similar sources. We did not fund and are not otherwise affiliated with the third-party sources that we cite. Industry publications and other published sources generally state that the information contained therein has been obtained from third-party sources believed to be reliable. Internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which we operate and management’s understanding of industry conditions, and such information has not been verified by any independent sources. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we generally believe the market, industry and other information included in this prospectus supplement to be the most recently available and to be reliable, such information is inherently imprecise and we have not independently verified any third-party information or verified that more recent information is not available.

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TRADEMARKS, SERVICE MARKS AND COPYRIGHTS

We generally own or license the trademark rights in key sales countries in Trademark International Class 3 (covering cosmetics and perfumery) for use in connection with our brands. When we license trademark rights we generally enter into long-term licenses, and we are generally the exclusive trademark licensee for all Class 3 trademarks as used in connection with our products. We or our licensors, as the case may be, actively protect the trademarks used in our principal products in the U.S. and significant markets worldwide. We consider the protection of our trademarks to be essential to our business.

A number of our products also incorporate patented, patent-pending or proprietary technology in their respective formulations and/or packaging, and in some cases our product packaging is subject to copyright, trade dress or design protection. While we consider our patents and copyrights, and the protection thereof, to be important, no single patent or copyright, or group of related patents or copyrights, is material to the conduct of our business.

Products representing 63% of our fiscal 2023 net revenues from continuing operations are manufactured and marketed under exclusive license agreements granted to us for use on a worldwide and/or regional basis. As of June 30, 2023, we maintained 22 brand licenses. In addition, approximately 54% of our fiscal 2023 net revenues from continuing operations were attributable to prestige fragrance, of which approximately 88% was from our top seven prestige fragrance brands.

Our licenses impose obligations and restrictions on us that we believe are common to many licensing relationships in the beauty industry, such as paying annual royalties on net sales of the licensed products, maintaining the quality of the licensed products and the image of the applicable trademarks, achievement of minimum sales levels, promotion of sales and qualifications and behavior of our suppliers, distributors and retailers. We believe that we are currently in material compliance with the terms of our material brand license agreements.

Our license agreements have an average duration of over 25 years. Most brand licenses have renewal options for one or more terms, which can range from two to ten years. Certain brand licenses provide for automatic extensions, so long as minimum annual royalty payments are made, while renewal of others is contingent upon attaining specified sales levels or upon agreement of the licensor. None of our top seven licenses, which account for approximately 88% of our prestige fragrance sales, are up for non-automatic renewal before 2028, with an average remaining duration of 13 years. We are currently in the process of renewing a smaller license which is up for renewal during fiscal 2024.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in our securities. You should also read this prospectus supplement and the accompanying prospectus, including “Risk Factors,” and the documents incorporated by reference, which are described under “Incorporation of Certain Information by Reference” in this prospectus supplement.

Coty Inc.

Coty is one of the world’s largest beauty companies, with an iconic portfolio of brands across fragrance, color cosmetics, and skin and body care. Coty continues to make progress on its strategic priorities, including stabilizing and growing its Consumer Beauty brands through leading innovation and improved execution, accelerating its Prestige fragrance business and ongoing expansion into Prestige cosmetics, building a comprehensive skincare portfolio leveraging existing brands, enhancing its e-commerce and direct-to-consumer capabilities, expanding its presence in China and travel retail through Prestige products and select Consumer Beauty brands, and establishing Coty as an industry leader in sustainability.

The Company’s sales increased like-for-like (LFL) by 21% and 12% for the last two quarters in calendar 2021; 19%, 16%, 9% and 4% for the four quarters in calendar 2022; and 15% and 17% for the first two quarters in calendar 2023. The term “like-for-like” describes our core operating performance, excluding the financial impact of (i) acquired brands or businesses in the current year period until Coty has twelve months of comparable financial results, (ii) divested brands or businesses or early terminated brands, generally, in the prior year non-comparable periods, to maintain comparable financial results with the current fiscal year period and (iii) foreign currency exchange translations to the extent applicable.

Corporate information

Coty’s corporate headquarters are located at 350 Fifth Avenue, New York, New York 10118 (telephone number: 212-389-7300). Our website address is www.coty.com. The information on, or accessible through, our website is not part of or incorporated by reference in this prospectus supplement or any other offering materials and should not be relied upon in connection with making any investment decision with respect to the Shares offered by this prospectus supplement.

Recent Developments

2018 Revolving Credit Facility Extension

Effective as of July 14, 2023, the Company replaced its existing revolving commitments, having an aggregate principal amount of $2.0 billion, with two classes of revolving commitments, having an aggregate principal amount of $1,670.0 million available in dollars and certain other currencies and €300.0 million available in euros (the “New Revolving Credit Facility”). The resulting classes of revolving commitments have substantially the same terms as the previously existing revolving commitments, except that (i) the New Revolving Credit Facility will mature in July 2028, (ii) revolving loans made pursuant thereto that bear interest at the adjusted term SOFR rate will have a credit spread adjustment of 0.10% for all interest periods, (iii) in addition to S&P and Moody’s, Fitch will be a relevant rating agency for purposes of the collateral release provisions (which provisions will apply for so long as, subject to the satisfaction of certain other conditions, the Company’s applicable credit rating is an investment grade rating from no less than two of such rating agencies) and the interest rates and fees applicable to the New Revolving Credit Facility and (iv) certain covenants will cease to apply during a collateral release period.

6.625% Senior Secured Notes Issuance and 2018 Term B Facility Payment

On July 26, 2023, the Company, together with its wholly-owned subsidiaries, HFC Prestige Products, Inc. and HFC Prestige International U.S. LLC (collectively, the “Debt Issuers”) issued, at par, an aggregate principal amount of $750.0 million of 6.625% Senior Secured Notes due 2030 in a private offering. The Company used the net proceeds from the 6.625% Senior Secured Notes to fully repay its U.S. dollar variable interest rate loans outstanding and to repay a pro rata portion of its euro variable interest rate loans outstanding under its existing senior secured “term B” credit facility due April 2025 (the “2018 Term B Facility”). Additionally, in August 2023, the Company repaid €408.0 million of the borrowings outstanding under the 2018 Term B Facility with borrowings under the Revolving Credit Facility.

5.750 Senior Secured Notes Issuance

On September 19, 2023, the Debt Issuers issued, at par, an aggregate principal amount of €500.0 million of 5.750% Senior Secured Notes due 2028 in a private offering. The Company used the net proceeds from the 5.750% Senior Secured Notes to repay a portion of the borrowings outstanding under the Revolving Credit Facility, without a reduction in commitment.

We collectively refer to the transactions described under the headings “—Recent Developments—2018 Revolving Credit Facility Extension,” “—Recent Developments—6.625% Senior Secured Notes Issuance and 2018 Term B Facility Payment” and “—Recent Developments—5.750% Senior Secured Notes Issuance” as the “Recent Developments Refinancing Transactions.”

Wella Transaction

On July 18, 2023, the Company announced that it had entered into a binding letter of intent to sell a 3.6% stake in Wella to investment firm IGF Wealth Management for $150.0 million (the “July 2023 Wella Transaction”). The closing of the transaction is subject to, among other things, completion of due diligence and the satisfaction of certain closing conditions, including the approval of the transaction by KKR. If the transaction closes, the Company intends to use the net proceeds to repay a portion of the borrowings outstanding under the Revolving Credit Facility, without a reduction in commitment. Assuming the transaction closes, the Company would retain a 22.3% stake in Wella. The information in this prospectus supplement does not give effect to the July 2023 Wella Transaction.

Voting Proxy Agreement

Substantially concurrently with the consummation of this Global Offering, our majority stockholder, JAB Beauty B.V. (formerly known as Cottage Holdco B.V.), a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands (“JAB Beauty”) entered into a proxy agreement (the “Voting Proxy Agreement”) with Peter Harf, our Executive Chairman, and HFS Holdings S.a r.l., a private limited liability company incorporated under the laws of Luxembourg (“HFS”) that is controlled by Peter Harf, pursuant to which each of Mr. Harf and HFS appointed JAB Beauty as its true and lawful proxy, with full power of substitution, for and in its name, place and stead to vote the 12,350,509 shares of our Class A Common Stock and 146,057 shares of our Series B Convertible Preferred Stock and any and all other equity interests in the Company held by HFS or Mr. Harf, as applicable, whether directly or indirectly, beneficially or of record, then owned or thereafter acquired, with respect to any and all matters subject to a vote of the Company stockholders. Immediately following the completion of this Global Offering (assuming JABC and certain entities affiliated with JABC purchase the entire 3,000,000 shares for which they have indicated an interest in purchasing in the offering and entrance into the Voting Proxy Agreement), JAB Beauty would beneficially own approximately 52.09% of our outstanding Class A Common Stock.

Current Outlook

The prospective information provided below regarding our future performance represents our management’s estimates as of the date of this prospectus only. This information, which includes forward-looking statements, has been prepared by our management and is qualified by, and subject to, the assumptions, risks and uncertainties discussed in this prospectus supplement that may cause actual results to differ materially. See “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

The prospective financial information provided below has been provided on a non-GAAP basis. The Company does not provide reconciliations of such forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for restructuring, integration and acquisition-related expenses, amortization expenses, non-cash stock-based compensation, adjustments to inventory, and other charges reflected in our reconciliation of historic numbers, the amount of which, based on historical experience, could be significant. For definitions and additional information about our non-GAAP financial measures, see the section entitled “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview—Non-GAAP Financial Measures” in our Annual Report on Form 10-K or the fiscal year ended June 30, 2023.

Since providing our annual guidance with our year-end earnings release on August 22, 2023, we have seen strong momentum in beauty demand across our key markets and categories, particularly in prestige fragrances. At the same time, our recent launch of our Burberry Goddess fragrance, with its unique and sophisticated scent and packaging, and disruptive in-store activations, is setting new market records and reinforces our position as a fragrance leader. Not only was Burberry Goddess the winning launch in the U.S. in August, with market sales several times higher than recent competitive blockbuster launches, but two of our fragrance innovations are among the top five of the Fall. Coty now has three fragrance lines in the U.S. top ten. Accordingly, we are updating the guidance we provided with our year-end earnings release as follows:

•	Core LFL sales growth in the first half of fiscal 2024 of +10-12% (from +8-10%).

•	Fiscal 2024 Core LFL sales growth outlook of +8-10% (from 6-8%).

•	10-30 bps of adjusted EBITDA margin expansion (unchanged).

•	Adjusted EBITDA of $1,075-1,085M (from $1,065-1,075M).

•	Mid-20s % EPS CAGR (unchanged).

We are committed to delivering a medium term growth algorithm, including a mid-20s % EPS CAGR (unchanged) based on profit expansion, lower interest expense and in the medium term managing share count towards 800 million, active deleveraging, and targeted capital returns. We remain on track to drive leverage (the ratio of total debt less unrestricted cash and cash equivalents to Adjusted EBITDA for the applicable period) towards 3x exiting CY23 (unchanged) and towards 2.5x exiting CY24 (unchanged).

Prospective financial information is necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying the prospective financial information described above will not materialize or will vary significantly from actual results. Accordingly, the prospective financial information provided above is only an estimate of what management believes is realizable as of the date of this prospectus supplement, and actual results may differ significantly from the prospective financial information. The prospective information that is presented as a range of results is not intended to imply that actual results could not fall outside of the estimated range. For further discussion of some of the factors that may cause actual results to vary materially from the information provided above, see “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”

The prospective financial information provided above was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public

Accountants for preparation or presentation of prospective financial information. Such prospective financial information has been prepared by, and is the responsibility of, our management. Neither the Company’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

Total Return Swaps

Following the completion of this Global Offering, we intend to manage our dilution through the settlement of one or more currently outstanding Total Return Swaps (as defined below). As of the date of this prospectus, there are approximately 49.5 million shares of Class A Common Stock subject to such transactions. While it is our current intention to settle one of our Total Return Swaps with respect to up to 27 million shares of Class A Common Stock over the next six months, we are not obligated to do so and cannot assure you if or when we will do so or the amounts of any such transaction.

THE GLOBAL OFFERING

The summary below contains basic information about this Global Offering. It does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus supplement and accompanying prospectus and the information included or incorporated by reference herein and therein before making an investment decision. As used in this section, the terms “us,” “we” and “our” refer to Coty Inc. and not to any of its subsidiaries.

Global Offering	33,000,000 Shares offered to the public in the United States and in a private placement outside the United States, including in the European Economic Area to Qualified Investors. Shares may be paid in U.S. Dollars with a view to trading on the NYSE or in Euros with a view to trading on Euronext Paris.

Offering Price	$ (or € ) per Share based on the Pricing USD-EUR Exchange Rate.

Indication of Interest	Entities affiliated with JABC have indicated an interest in purchasing up to an aggregate of 3,000,000 shares of Class A Common Stock in this Global Offering at the public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, less or no Shares in this Global Offering to these investors, or any of these investors may determine to purchase more, less or no Shares in this Global Offering. Additionally, certain of our officers, directors and affiliated entities may purchase shares in this offering.

Class A Common Stock to be outstanding immediately after the Global Offering(1)	890,992,692 shares of Class A Common Stock.

Use of proceeds	We intend to use the net proceeds from this Global Offering primarily to retire principal amount of outstanding debt. Other uses include general corporate purposes, such as strategic investments in our business, working capital and capital expenditures. See “Use of Proceeds” in this prospectus supplement.

Voting rights	Each holder of our Class A Common Stock will be entitled to one vote per share on all matters on which our stockholders generally are entitled to vote. See “Description of Capital Stock” in the accompanying prospectus.

Controlled Company	Upon the closing of this Global Offering, we will continue to be “controlled company” within the meaning of the corporate governance rules of the NYSE.

Listing	Our Class A Common Stock is listed on the NYSE and, as of , Euronext Paris.

NYSE and Euronext Paris Ticker symbol	“COTY”

Transfer Agent	Computershare Trust Company, N.A.

Euronext Paris Settlement and Paying Agent	Uptevia

Risk factors	Investing in our Class A Common Stock involves significant risks. You should carefully consider all of the information contained, or incorporated by reference, in this prospectus supplement prior to investing in the Shares. In particular, we urge you to carefully consider the information contained in the “Risk Factors” section of this prospectus supplement and in our reports filed with the SEC.

(1)

The number of shares of our Class A Common Stock to be outstanding immediately after this Global Offering is based on 857,992,692 shares of Class A Common Stock outstanding as of September 21, 2023, and includes approximately 49.5 million shares of Class A Common Stock held by the banks party to our total return swaps entered into in calendar 2022 to hedge our potential exposure at around prevailing stock price trading levels over the applicable hedging periods for our share buyback program (the “Total Return Swaps”) and excludes approximately 271,693,855 shares of Class A Common Stock reserved as of September 21, 2023 for issuance under our equity incentive and employee stock purchase plans. Following the completion of this Global Offering, we intend to manage our dilution through the settlement of one or more currently outstanding Total Return Swaps. As of the date of this prospectus, there are approximately 49.5 million shares of Class A Common Stock subject to such transactions. While it is our current intention to settle one of our Total Return Swaps with respect to up to 27 million shares of Class A Common Stock over the next six months, we are not obligated to do so and cannot assure you if or when we will do so or the amounts of any such transaction.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF COTY INC.

The following table summarizes certain summary financial data of our company for the periods presented. The summary historical consolidated financial information as of June 30, 2023 and 2022 and for each of the years in the three-year period ended June 30, 2023 has been derived from our audited consolidated financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus.

This information is only a summary and should be read in conjunction with our management’s discussion and analysis of financial condition and results of operations in our Annual Report on Form 10-K for the fiscal year ended June 30, 2023, which is incorporated by reference into this prospectus supplement and the accompanying prospectus and the historical consolidated financial statements and the notes thereto referred to above. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement.

(dollars in millions)
	Fiscal Year Ended June 30,
	2023	2022	2021
Consolidated Statement of Operations Data
Net revenues	$5,554.1	$5,304.4	$4,629.9
Gross profit	3,547.3	3,369.2	2,768.2
Restructuring costs	(6.5)	(6.5)	63.6
Acquisition- and divestiture-related costs	—	14.7	138.8
Asset-impairment charges	—	31.4	—
Operating income	543.7	240.9	(48.6)
Interest expense, net	257.9	224.0	235.1
Other income, net	(419.0)	(409.9)	(43.9)

Income from continuing operations before income taxes	704.8	426.8	(239.8)
Provision (benefit) for income taxes on continuing operations	181.6	164.8	(172.0)

Net income from continuing operations	523.2	262.0	(67.8)
Net income from discontinued operations	—	5.7	(137.3)

Net income	523.2	267.7	(205.1)
Net loss attributable to noncontrolling interests	(1.8)	(5.1)	(16.1)
Net income attributable to redeemable noncontrolling interests	16.8	13.3	12.3

Net income attributable to Coty Inc.	$508.2	$259.5	$(201.3)

Per Share Data:
Weighted-average common shares:
Basic	849.0	820.6	764.8
Diluted(1)	886.5	834.1	764.8
Dividends declared per common share	—	—	—
Net (loss) income attributable to Coty Inc. per common share:
Basic for Continuing Operations	0.58	0.07	(0.22)
Basic for Coty Inc	0.58	0.08	(0.40)
Diluted for Continuing Operations	0.57	0.07	(0.22)
Diluted for Coty Inc.	0.57	0.08	(0.40)

(dollars in millions)	As of June 30,
	2023	2022	2021
Consolidated Balance Sheet Data
Cash and cash equivalents	$246.9	$233.3	$253.5
Total assets	12,661.6	12,116.1	13,691.4
Total debt net of discount	4,265.9	4,473.9	5,476.9
Total equity	$3,997.4	$3,345.8	$3,062.2

(1)

The outstanding stock options and Series A/A-1 Preferred Stock with purchase or conversion rights to purchase shares of Common Stock, RSUs and Convertible Series B Preferred Stock were excluded in the computation of diluted shares when their effect would be antidilutive.

RISK FACTORS

Investing in our Class A Common Stock involves a significant degree of risk and uncertainty. Before investing in our Class A Common Stock, you should carefully consider the risks and uncertainties described below and in Item 1A of our latest Annual Report on Form 10-K, which is incorporated by reference in this prospectus supplement, in addition to the other information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus as well as any free writing prospectus. Any of such risks, as well as risks that we do not know or currently deem immaterial, could have a material adverse effect on our business, financial condition or results of operations. As a result, the trading price of our Class A Common Stock could decline, and you could lose some or all of your investment. See “Incorporation of Certain Information by Reference.”

Risks related to this Global Offering and Ownership of our Class A Common Stock

Our stock price has fluctuated in the past and may fluctuate in the future. Accordingly, you may not be able to resell the Shares purchased in this Global Offering at or above the price at which you purchased them.

The trading price of our Class A Common Stock has fluctuated in the past. The trading price of our Class A Common Stock could fluctuate significantly in the future and could be negatively affected in response to various factors including:

•	conditions in the financial markets;

•	our ability to make investments with attractive risk-adjusted returns;

•	market perception of our current and projected financial condition, potential growth, future;

•	earnings and future cash dividends;

•	announcements we make regarding dividends;

•	actual or anticipated fluctuations in our quarterly financial and operating results;

•	additional offerings of our Class A Common Stock or equity-linked securities;

•	actions by rating agencies;

•	short sales of our Class A Common Stock;

•	any decision to pursue a distribution or disposition of a meaningful portion of our assets;

•	issuance of new or changed securities analysts’ reports or recommendations;

•	market perception or media coverage of us, other similar companies or the outlook of the markets and industries in which we compete;

•	major reductions in trading volumes on the exchanges on which we operate;

•	legislative or regulatory developments, including changes in the status of our regulatory approvals or licenses;

•	global political and/or economic uncertainties, including the impact of the war in Ukraine; and

•

litigation and governmental investigations (including pending tax assessment matters in Brazil for the 2016-2020 tax periods) (See Note 26—Legal and Other Contingencies in our latest Annual Report on Form 10-K for more information regarding our potential tax obligations in Brazil).

These and other factors may cause the market price and demand for our Class A Common Stock to fluctuate substantially, which may negatively affect the price or liquidity of our Class A Common Stock.

Future issuances and sales of additional shares of preferred stock or Class A Common Stock could reduce the market price of our shares of Class A Common Stock.

Sales of our Class A Common Stock or other securities in the public or private market, or the perception that these sales may occur, could cause the market price of our Class A Common Stock to decline. This could also impair our ability to raise additional capital through the sale of our equity securities. Under our certificate of incorporation, we are authorized to issue up to 1,250,000,000 shares of our Class A Common Stock, par value $0.01 per share.

In the future we may issue additional securities to raise capital or in connection with acquisitions. We may acquire interests in other companies by using a combination of cash and our Class A Common Stock or just our Class A Common Stock. Further, shares of preferred stock may be issued from time to time in one or more series as our Board of Directors may from time to time determine, each such series to be distinctively designated. Additionally, we are subject to a 180-day lock-up period following the date of this prospectus supplement, after the expiration of which a substantial portion of outstanding Class A Common Stock may be eligible for sale, subject to company-imposed blackout periods. Any such issuances and sales of our Class A Common Stock could have the effect of depressing the market price for our Class A Common Stock, and the issuance of any such preferred stock could materially adversely affect the rights of holders of our Class A Common Stock. Any of these events may dilute your ownership interest in our company and have an adverse impact on the price of our Class A Common Stock. We cannot predict the size of future issuances of our Class A Common Stock or other securities or the effect, if any, that future sales and issuances of our Class A Common Stock and other securities would have on the market price of our Class A Common Stock.

Our shares of Class A Common Stock will rank junior to all of our outstanding preferred stock and consolidated liabilities.

In the event of a bankruptcy, liquidation, dissolution or winding up, our assets will be available to pay obligations on the Class A Common Stock only after all of our consolidated liabilities have been paid. In the event of a bankruptcy, liquidation, dissolution or winding up, there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities, to pay any amounts with respect to the Class A Common Stock then outstanding. Additionally, in the event of our bankruptcy, liquidation, dissolution or winding up, no distribution of our assets may be made to holders of our Class A Common Stock until we have paid to holders of our outstanding preferred stock the applicable liquidation preference plus any accumulated and unpaid dividends. We have a significant amount of debt, which amounted to approximately $4.3 billion (net of discount) as of June 30, 2023, of which $3.6 billion in aggregate principal amount would have been secured indebtedness, and approximately $1.8 billion of additional secured borrowings would have been available and undrawn under the existing credit facilities (excluding $3.7 million of outstanding letters of credit).

We are subject to risks related to our common stock, our stock repurchase program and our stock dividend reinvestment program.

Any repurchases pursuant to our stock repurchase program, or a decision to discontinue our stock repurchase program, which may be discontinued at any time, could affect our stock price and increase volatility. In addition, the timing and actual number of any shares repurchased will depend on a variety of factors including the timing of open trading windows, price, corporate and regulatory requirements, an assessment by management and our board of directors of cash availability, capital allocation priorities, including deleveraging, and other market conditions. In addition, we have entered into forward repurchase transactions to begin hedging for a potential $200 million repurchase under our stock repurchase program currently planned for 2024. These forward repurchase transactions expose us to additional risks related to the price of our common stock, including a potential true-up in cash upon specified changes in the price of our common stock.

In the event that our Board declares a dividend on our common stock, our stock dividend reinvestment program allows stockholders to elect to receive 50% of their dividend in cash and reinvest 50% of their dividend in newly issued shares of our common stock. As a result, stockholders who do not elect to participate in the stock dividend reinvestment program may experience dilution in their ownership percentage over time.

JABC and its affiliates, through their ownership of approximately 53% of the outstanding shares of our Class A Common Stock has the ability to effect and/or significantly influence certain decisions requiring stockholder approval, which may be inconsistent with the interests of our other stockholders.

Immediately following the completion of this Global Offering (assuming JABC and certain entities affiliated with JABC purchase the entire 3,000,000 shares for which they have indicated an interest in purchasing in the offering and the entering into of the Voting Proxy Agreement (as described under “Prospectus Supplement Summary—Recent Developments—Voting Proxy Agreement”)), JABC, through an affiliate, would beneficially own approximately 52.09% of the outstanding shares of our Class A Common Stock. Indications of interest are not binding agreements or commitments to purchase and the underwriters may determine to sell more, less or no Shares to JABC or entities affiliated with JABC, or any of these investors may determine to purchase more, less or no shares in this Global Offering. As a result, JABC has the ability to exercise control over certain decisions requiring stockholder approval, including the election of directors, amendments to our certificate of incorporation and approval of significant corporate transactions, such as a merger or other sale of the Company or our assets. In addition, several of the members of our Board of Directors are affiliated with JABC. Accordingly, JABC has significant influence over us and our decisions, including the appointment of management and any other action requiring a vote of our Board of Directors. In addition, this concentration of ownership may have the effect of delaying, preventing or deterring a change in control of us and may negatively affect the market price of our stock.

JABC’s interests may be different from or conflict with our interests or the interests of our other stockholders. JABC and its affiliates are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete indirectly with us. JABC or its affiliates may also pursue acquisition opportunities that are complementary to our business, and, as a result, those acquisition opportunities may not be available to us. In addition, JABC’s obligations under its credit facility may cause JABC to take actions which may be inconsistent with your interests. Accordingly, the interests of JABC may not always coincide with our interests or the interests of other stockholders, and JABC may seek to cause us to take courses of action that, in its judgment, could enhance its investment in the Company but which might involve risks to our other stockholders or adversely affect us or our other stockholders.

We are a “controlled company” within the meaning of the NYSE rules and, as a result, are entitled to rely on exemptions from certain corporate governance requirements that are designed to provide protection to stockholders of companies that are not “controlled companies.”

For so long as JABC and its affiliates own more than 50% of the total voting power of our shares of Class A Common Stock, we are a “controlled company” within the meaning of the NYSE corporate governance standards. As a controlled company, we are exempt under the NYSE standards from the obligation to comply with certain NYSE corporate governance requirements, including the requirements:

•	that a majority of our board of directors consists of independent directors;

•	that we have a nominating committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

If we elect to rely on the controlled company exemptions, the procedures for approving significant corporate decisions could be determined by directors who have a direct or indirect interest in such decisions, and our stockholders would not have the same protections afforded to stockholders of other companies that are required to comply with all of the independence rules of the NYSE.

The dual-listing of our Class A Common Stock on the NYSE and on Euronext Paris’s Professional Segment may adversely affect the liquidity and value of our Class A Common Stock and no assurance can be given as to the level of liquidity of the Class A Common Stock on Euronext Paris.

While the dual listing of our Class A Common Stock is intended to promote additional liquidity for investors and provide greater access to our Class A Common Stock among investors in Europe who may be required to invest in Eurozone markets or certain currencies only, we cannot predict the effect of this dual listing on the value of our Class A Common Stock on the NYSE and Euronext Paris’s Professional Segment. To the contrary, the dual listing of our Class A Common Stock may dilute the liquidity of these securities in one or both markets and may adversely affect the development of an active trading market for Class A Common Stock on Euronext Paris’s Professional Segment. The price of our Class A Common Stock listed on Euronext Paris’s Professional Segment could also be adversely affected by trading in our Class A Common Stock on the NYSE. In addition, currency fluctuations as between Euro and U.S. dollar may have an adverse impact on the value of our Class A Common Stock traded on Euronext Paris’s Professional Segment.

The level of liquidity of the Class A Common Stock on Euronext Paris, initially and in the future, is uncertain and may be very low. First, we have not appointed a market maker on the Euronext Paris market (although we may consider appointing one in the future, subject to applicable laws and regulations). Second, the amount of Shares purchased in Euros in the Global Offering is uncertain and may be small. Moreover, transfers of Class A Common Stock between the two markets will require back-office procedures, potentially affecting the timing and execution of trades. Investors on Euronext Paris may need to assess the size of their position given the then trading liquidity prior to investing in our securities.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this Global Offering of approximately $   (€   ) million, based on a public offering price of $  per Share (or €  per Share), after deducting underwriting commissions and fees and estimated offering expenses payable by us and based on the Pricing USD-EUR Exchange Rate.

We intend to use the net proceeds from this Global Offering primarily to retire principal amount of outstanding debt. Other uses include general corporate purposes, such as strategic investments in our business, working capital and capital expenditures.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, total debt, total equity and total capitalization as of June 30, 2023:

•	on an actual basis;

•

on an as adjusted basis after giving effect to the Recent Developments Refinancing Transactions, calculated based on an exchange rate of €1.00 to $1.0872 on June 30, 2023 for all euro-denominated debt amounts in such transactions; and

•

on an as further adjusted basis to reflect: our issuance and sale of    Shares in the Global Offering at a public offering price of $    per Share (or €   per Share), after deducting underwriting commissions and estimated offering expenses payable by us and based on the Pricing USD-EUR Exchange Rate for such Shares or estimated expenses payable in Euro; but before the application of any net proceeds of this Global Offering.

You should read the information in this table in conjunction with “Use of Proceeds” and our historical consolidated financial statements and related notes for the fiscal year ended June 30, 2023 incorporated by reference into this prospectus supplement.

	As of June 30, 2023
(in millions)	Actual	As adjusted	As further adjusted
Cash and cash equivalents	$246.9	$246.9	$

Total debt	4,281.6(1)	4,317.8(1)		4,317.8
Total equity	3,997.4	3,997.4
Convertible Series B Preferred Stock	142.4	142.4		142.4
Redeemable Noncontrolling Interests	93.5	93.5		93.5
Total capitalization	$8,514.9	$8,551.1	$

(1)	Calculated based on an exchange rate of €1.00 to $1.0872 on June 30, 2023 for all non-USD debt balances.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax considerations with respect to the purchase, ownership and disposition of any Class A Common Stock.

This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations promulgated thereunder, published administrative rulings and judicial decisions, all as in effect as of the date of this prospectus supplement. These laws are subject to change and to differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences described in this prospectus supplement. We assume in this discussion that you hold shares of our Class A Common Stock as a capital asset within the meaning of Section 1221 of the Code. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your individual circumstances, nor does it address U.S. federal estate or gift taxes or any aspects of U.S. state, local or non-U.S. taxes.

This discussion does not address the special tax rules applicable to particular holders, such as tax-exempt organizations, financial institutions, brokers or dealers in securities, insurance companies, persons that hold our Class A Common Stock as part of a hedging or conversion transaction or as part of a short-sale or straddle, controlled foreign corporations, passive foreign investment companies, companies that accumulate earnings to avoid U.S. federal income tax, and certain U.S. expatriates.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Class A Common Stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner or partnership holding our Class A Common Stock, you should consult your tax advisor regarding the tax consequences of the purchase, ownership and disposition of our Class A Common Stock.

There can be no assurance that the Internal Revenue Service (“IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of the purchase, ownership or disposition of our Class A Common Stock .

YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK.

U.S. Holders

The discussion in this section is addressed to a holder of our Class A Common Stock that is a U.S. holder for U.S. federal income tax purposes. In general, a U.S. holder means a beneficial owner of our Class A Common Stock that, for U.S. federal income tax purposes, is:

•	an individual citizen or resident of the United States;

•	a corporation created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

An individual is generally treated as a resident of the United States in any calendar year for United States federal income tax purposes if the individual is present in the United States for at least 31 days in that calendar year and for an aggregate of at least 183 days during the three-year period ending on the last day of the current calendar year. For purposes of the 183-day calculation, all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year are counted. Residents are generally taxed for United States federal income tax purposes as if they were United States citizens.

Foreign Currency Exchange Gain or Loss. If a U.S. holder purchases Class A Common Stock with previously owned foreign currency, foreign currency exchange gain or loss (which will be treated as ordinary income or loss) will be recognized in an amount equal to the difference, if any, between the tax basis in the foreign currency and the U.S. dollar fair market value of the foreign currency used to purchase the Class A Common Stock, determined on the date of purchase.

Distributions on Our Class A Common Stock

Distributions, if any, on our Class A Common Stock will generally constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as reducing your adjusted basis in your shares of Class A Common Stock, and, to the extent such excess exceeds such adjusted basis, as capital gain from the sale or exchange of such Class A Common Stock, subject to the tax treatment described below under “—Gain on Sale, Exchage or Other Taxable Disposition of Our Class A Common Stock”.

Dividends received by individual U.S. holders of Class A Common Stock will be subject to a reduced maximum tax rate of 20% if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes and certain holding period requirements are met. If an individual holder elects to treat the dividends as “investment income,” the reduced rate will not apply, but the investment income may be offset by certain investment expenses. Further, dividends recognized by individual holders could be subject to the 3.8% tax on net investment income.

Dividends received by corporate U.S. holders generally will be eligible for the dividends-received deduction. If a corporate U.S. holder receives a dividend on the Class A Common Stock that is an “extraordinary dividend” within the meaning of Section 1059 of the Code, in certain instances the corporate holder must reduce its basis in the Class A Common Stock by the amount of the “nontaxed portion” of such “extraordinary dividend” that results from the application of the dividends-received deduction. If the “nontaxed portion” of such “extraordinary dividend” exceeds such corporate shareholder’s basis, any excess will be taxed as gain as if such shareholder had disposed of its shares in the year the “extraordinary dividend” is received.

Gain on Sale, Exchange or Other Taxable Disposition of Our Class A Common Stock

Upon any sale, exchange, redemption or other disposition of the Class A Common Stock, a U.S. holder will recognize capital gain or loss equal to the difference between the amount realized and the adjusted tax basis in the Class A Common Stock. Such capital gain or loss will be long-term capital gain or loss if your holding period for the Class A Common Stock is longer than one year. Long-term capital gains recognized by non-corporate U.S. holders will be subject to tax at reduced rates. The deductibility of capital losses is subject to limitations. You are urged to consult your tax advisor with respect to applicable tax rates and netting rules for capital gains and losses. Further, gains recognized by individual U.S. holders could be subject to the 3.8% tax on net investment income.

Backup Withholding and Information Reporting

In general, information reporting requirements will apply to payments of dividends on, and the proceeds of the sale of, the Class A Common Stock. Backup withholding may apply to such payments if a U.S. holder fails to comply with certain identification requirements. Backup withholding is currently imposed at a rate of 24%.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you may be allowed as a credit against your U.S. federal income tax liability, if any, and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

The discussion in this section is addressed to a holder of our Class A Common Stock that is a non-U.S. holder for U.S. federal income tax purposes. A non-U.S. holder means a beneficial owner of our Class A Common Stock that is not a U.S. holder and is not a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

Distributions on Our Class A Common Stock

Distributions, if any, on our Class A Common Stock will generally constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as reducing your adjusted basis in your shares of Class A Common Stock, and, to the extent such excess exceeds such adjusted basis, as capital gain from the sale or exchange of such Class A Common Stock, subject to the tax treatment described below under “—Gain on Sale, Exchage or Other Taxable Disposition of Our Class A Common Stock”.

Dividends paid to a non-U.S. holder will generally be subject to withholding of U.S. federal income tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty between the United States and the holder’s country of residence. Dividends that are treated as effectively connected with the holder’s conduct of a trade or business within the United States and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the holder within the United States, are generally exempt from the 30% withholding tax if the holder satisfies applicable certification and disclosure requirements. However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same graduated U.S. federal income tax rates applicable to U.S. persons. Additionally, any such effectively connected dividends received by a corporate non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate (potentially reduced under an applicable income tax treaty between the United States and the holder’s country of residence).

A non-U.S. holder who claims the benefit of an applicable income tax treaty between the United States and the holder’s country of residence will generally be required to provide a properly executed IRS Form W-8BEN or Form W-8BEN-E or other appropriate form (or successor form) establishing the non-U.S. holder’s entitlement to the lower treaty rate with respect to the dividend payments. You are urged to consult your tax advisor regarding your entitlement to benefits under a relevant income tax treaty. If you are eligible for a reduced rate of U.S. withholding tax under an income tax treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Sale, Exchange or Other Taxable Disposition of Our Class A Common Stock

A non-U.S. holder will generally not be subject to U.S. federal income tax or withholding tax on any gain realized upon a sale, exchange or other taxable disposition of shares of our Class A Common Stock unless:

•

the gain is effectively connected with the holder’s conduct of a trade or business within the United States and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained by the holder in the United States, in which case, the holder will generally be taxed on a net income basis at the graduated U.S. federal income tax rates applicable to U.S. persons and, in the case of a corporate non-U.S. holder, may also be subject to an additional “branch profits tax” at a 30% rate (potentially reduced under an applicable income tax treaty between the United States and the holder’s country of residence);

•

the holder is an individual that is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case, the holder will generally be subject to a 30% tax on the net gain derived from the disposition, which may be offset by U.S. source capital losses realized during the same taxable year, if any; or

•	we are, or have been within the five years preceding the holder’s disposition of the Class A Common Stock, a “United States real property holding corporation” as defined in the Code.

We believe that we are not currently and will not become a “United States real property holding corporation.” However, no assurance can be given that we are not or will not become a “United States real property holding corporation” in the future, because the determination of whether we are a “United States real property holding corporation” depends on the fair market value of our United States real property interests relative to the fair market value of our other business assets. In general, gain on the sale or other disposition of stock of a “United States real property holding corporation” that is “regularly traded” on an established securities market will be subject to U.S. federal income tax only in the case of a holder that owns more than 5% of the total fair market value of that class of stock at any time during the five-year period ending on the date of disposition. Non-U.S. holders that may be treated as actually or constructively owning more than 5% of our Class A Common Stock should consult their tax advisors with respect to the U.S. federal income tax consequences of the ownership and disposition of Class A Common Stock. If a non-U.S. holder is subject to U.S. federal income tax pursuant to these rules, any gains on the sale or other disposition of such stock would be taxed on a net income basis at the graduated rates applicable to U.S. persons, and such holder would be required to file a U.S. tax return with respect to such gains.

Backup Withholding and Information Reporting

We must report annually to the IRS and to each non-U.S. holder the gross amount of the dividends on our Class A Common Stock paid to such holder and the tax withheld, if any, with respect to such dividends. A non-U.S. holder will have to comply with specific certification procedures to establish that such holder is not a U.S. person, as defined for U.S. federal income tax purposes, in order to avoid backup withholding at the applicable rate with respect to dividends on our Class A Common Stock and certain other types of payments. The certification procedure required to claim a reduced rate of withholding under an income tax treaty will satisfy the certification requirements necessary to avoid backup withholding as well.

Information reporting and backup withholding will generally apply to the proceeds of a non-U.S. holder’s disposition of our Class A Common Stock effected by or through the U.S. office of any broker, U.S. or foreign, unless the non-U.S. holder certifies their status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, dispositions effected through a non-U.S. office of a broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States will generally be subject to information reporting, unless you certify your status as a non-U.S. holder and satisfy certain other requirements, or otherwise establish an exemption. You should consult your tax advisor regarding the application of the information reporting and backup withholding rules to you. Copies of information returns may be made available to the tax authorities of the country in which you reside or are incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you may be allowed as a credit against your U.S. federal income tax liability, if any, and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act (“FATCA”)

FATCA imposes withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. The act imposes a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our Class A Common Stock paid to a foreign financial institution or to a non-financial foreign entity, unless (1) the foreign financial institution undertakes, under either an agreement with the United States Treasury or pursuant to an intergovernmental agreement between the jurisdiction in which it is a resident and the United States Treasury, to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders, (2) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner to the United States Treasury or (3) the foreign financial institution or non-financial foreign entity is exempt from these rules. Under certain circumstances, you may be eligible for refunds or credits of such taxes. Proposed Treasury Regulations, if finalized in their current form, would eliminate FATCA withholding on gross proceeds entirely. Taxpayers generally may rely on those proposed regulations until final Treasury Regulations are issued. You should consult your tax advisor regarding these requirements.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase and holding of Shares by (i) employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and (iii) entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each of the foregoing described in clauses (i), (ii) and (iii) referred to as a “Plan”).

General fiduciary matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (a “Covered Plan”) and prohibit certain transactions involving the assets of a Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Covered Plan or the management or disposition of the assets of such a Covered Plan, or who renders investment advice for a fee or other compensation to such a Covered Plan, is generally considered to be a fiduciary of the Covered Plan.

In considering an investment in our Class A common stock with a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan, including, without limitation, as applicable, the prudence, diversification, delegation of control, conflicts of interest and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited transaction issues

Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in specified transactions involving the Covered Plan’s assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code, and the transaction may have to be rescinded. In addition, the fiduciary of the Covered Plan that engages in a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that potentially may apply to the acquisition and holding of shares of our Class A common stock. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of Covered Plans considering acquiring or holding Shares in reliance on these or any other exemption should carefully review the exemption to ensure it is applicable. There can be no assurance that any of the above-noted exemptions, or any other exemption, will apply to all otherwise prohibited transactions in connection with an investment in the Shares, or that all of the conditions of the above-described exemptions, or any other exemption will be satisfied.

Because of the foregoing, the Shares (including interests therein) should not be purchased or held by any person investing the assets of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of Shares (including any interest in Shares), each purchaser and subsequent transferee of Shares (including any interest in Shares) will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold Shares constitutes assets of any Plan or (ii) (a) the acquisition and holding of Shares by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws, and (b) neither we nor any of our affiliates is or will be a fiduciary of the Plan with respect to the Plan’s investment in the Shares pursuant to this Global Offering for purposes of Title I of ERISA, Section 4975 of the Code or applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing Shares on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be necessary, and if so applicable, to the purchase and holding of the Shares.

The sale of the Shares to a Plan is in no respect a representation or recommendation by us that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate or advisable for Plans generally or any particular Plan. Purchasers of Shares have the exclusive responsibility for ensuring that their purchase and holding of Shares (including any interest therein) complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or any applicable Similar Laws.

UNDERWRITING

The underwriters for the Global Offering are listed in the table below. Subject to the terms and conditions set forth in an underwriting agreement among the Company and the underwriters, the Company has agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from the Company, the number of Shares set forth opposite its name below.

Underwriter	Number of Shares
Banco Santander, S.A.
BNP PARIBAS
Citigroup Global Markets Europe AG
Citigroup Global Markets Inc.
Crédit Agricole Corporate and Investment Bank

Total	33,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Shares sold under the underwriting agreement. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated. Certain underwriters may make offers and sales of Shares purchasable only in U.S. Dollars or Euros, while certain underwriters may make offers and sales of Shares purchasable in both U.S. Dollars and Euros.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Banco Santander, S.A., BNP PARIBAS and Crédit Agricole Corporate and Investment Bank are not broker-dealers registered with the SEC and will only make sales of Shares in the United States, or to nationals or residents of the United States (including its territories and possessions), through one or more SEC-registered broker-dealers or otherwise in compliance with applicable securities laws (including but not limited to Rule 15a-6 under the Exchange Act) and the rules of FINRA.

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. If all the Shares are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. The offering of the Shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriting fee is equal to the public offering price per Share less the amount paid by the underwriters to us per Share. The underwriting fee is $   (or €    based on the Pricing USD-EUR Exchange Rate) per Share. The following table shows the public offering price, underwriting discount and proceeds before expenses to us on a per Share basis (and based on the Pricing USD-EUR Exchange Rate):

Per Share
Public offering price	$	(or € )
Underwriting discount	$	(or € )
Proceeds, before fees and expenses, to the Company	$	(or € )

In addition, we have agreed to pay Citigroup Global Markets Europe AG a fee of $             (or €             based on the Pricing USD-EUR Exchange Rate) for the provision of advisory services in connection with the Global Offering and the listing of the Shares on Euronext Paris. The expenses of the Global Offering, not including the underwriting discount or advisory fee, are estimated at approximately $             (or €              based on the Pricing USD-EUR exchange rate) and are payable by the Company. We have also agreed to reimburse the underwriters for certain fees and expenses incurred in connection with this Global Offering.

Our Common Stock is listed on the New York Stock Exchange under the trading symbol “COTY” and, starting             , on the Professional Segment (Compartiment Professionnel) of the regulated market of Euronext Paris under the trading symbol “COTY”). Banco Santander, S.A., BNP PARIBAS, Citigroup Global Markets Europe AG and Crédit Agricole Corporate and Investment Bank are also acting as listing agents in connection with the listing of the Company’s shares on Euronext Paris.

No Sales of Similar Securities

We have agreed that, subject to certain exceptions, we will not, without the prior written consent of the representatives for a period of 180 days after the date of this prospectus, offer, sell, contract to sell, pledge, or otherwise dispose of, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Company or any affiliate of the Company or any person in privity with the Company or any affiliate of the Company) directly or indirectly, including the filing (or participation in the filing) of a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, any other shares of Common Stock or any securities convertible into, or exercisable or exchangeable for shares of Common Stock, or publicly announce an intention to effect any such transaction.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In particular, certain affiliates of the underwriters are lenders or counterparties under the New Revolving Credit Facility, the 2018 Term B Facility and the Total Return Swaps.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of the Company or its affiliates, including the Shares. The underwriters do not intend to disclose the extent of any such investments or transactions otherwise than in accordance with any legal or regulatory obligation to do so. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In connection with the offering of the Shares, each of the underwriters and any of their respective affiliates, acting as an investor for its own account, may take up Shares in the offering of the Shares, and in that capacity may retain, purchase or sell for its own account such securities and any Shares or related investments and may offer or sell such Shares or other investments otherwise than in connection with the offering of the Shares. Accordingly, references in this prospectus supplement to the Shares being offered or placed should be read as including any offering or placement of Shares to any of the underwriters or any of their respective affiliates acting in such capacity. In addition, certain of the underwriters or their affiliates may enter into financing arrangements and swaps in such capacity with investors, in connection with which such underwriters (or their affiliates) may from time to time acquire, hold or dispose of Shares.

The underwriters are acting on behalf of the Company and no one else in connection with any offering of the Shares and will not be responsible to any other person for providing the protections afforded to any of their respective clients or for providing advice in relation to any offering of the Shares. None of the underwriters will regard any other person as its client in relation to the offering of the Shares.

Electronic Distribution

In connection with the Global Offering, certain of the underwriters or securities dealers may distribute this prospectus supplement and the accompanying prospectus by electronic means, such as e-mail. Certain of the underwriters may agree to allocate a number of Shares for sale to online brokerage account holders. Internet distributions will be allocated on the same basis as other allocations.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

This prospectus supplement and any other material in relation to the Shares described herein, have been prepared on the basis that any offer of Shares in any member state of the European Economic Area (“EEA Member State”) will be made in accordance with the exemptions set forth in Article 1(4)(a) of the Prospectus Regulation from the requirement to publish a prospectus for offers of Shares. Accordingly, any person making or intending to make an offer of Shares which are the subject of the offering contemplated in this prospectus supplement in an EEA Member State may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation, in each case, in relation to such offer. Neither the Issuer nor any of the underwriters has authorized, nor does any of them authorize, the making of any offer of Shares in circumstances in which an obligation arises for the Issuer or the Dealers to publish or supplement a prospectus for such offer.

For the purposes of this provision, the expression an “offer” in relation to any Shares in any EEA Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Shares to be offered so as to enable an investor to decide to purchase or subscribe for the Shares and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129, as amended.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and any other material in relation to the Shares described herein is only being distributed to, and is only directed at, and any investment or investment activity to which this prospectus supplement relates is available only to, and will be engaged in only with persons who are (i) persons having professional experience in matters relating to investments who fall within the definition of investment professionals in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”); or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order; (iii) outside the United Kingdom; or (iv) persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (as amended, the “FSMA”)) in connection with the issue or sale of any Shares may otherwise lawfully be communicated or caused to be communicated, all such persons together being referred to as Relevant Persons. The Shares are only available in the United Kingdom to, and any invitation, offer or agreement to purchase or otherwise acquire the Shares will be engaged in only with, the Relevant Persons. This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement or any of its contents.

No Shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the Shares which has been approved by the Financial Conduct Authority and published in accordance with the UK Prospectus Regulation, except that the Shares may be offered to the public in the United Kingdom at any time:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;
(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Section 86 of the FSMA,

provided that no such offer of Shares shall require us or any of the underwriters or any of their respective affiliates to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the Shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Each person in the United Kingdom who acquires any Shares in the Global Offering or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with us, the underwriters and their respective affiliates that it meets the criteria outlined in this section.

Notice to Prospective Investors in Switzerland

This prospectus supplement is only being distributed to, and is only directed at, persons in Switzerland that are professional clients within the meaning of Article 4(3) of the Financial Services Act of 15 June 2018 (SR 950.1) (“FinSA”). The offering in Switzerland of the Shares is exempt from the requirement to prepare and publish a prospectus under the FinSA because such offering is made to professional clients within the meaning of the FinSA only and the Shares will not be admitted to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the Shares constitutes a prospectus pursuant to the FinSA nor has it been approved by a Swiss reviewing body, and no such prospectus has been or will be prepared for or in connection with the Global Offering. Therefore, this prospectus supplement may not comply with the disclosure standards of the FinSA or the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange or any other exchange in Switzerland. Accordingly, the Shares may not be offered to the public in or from Switzerland, but only to professional clients within the meaning of Article 4(3) of the FinSA. Any such professional clients may be individually approached by the Underwriters from time to time.

Notice to Prospective Investors in Canada

The Shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. In addition, such resale may only be effected by a person not required to register as a dealer under Canadian securities laws or through a dealer that is appropriately registered or exempt from registration in the jurisdiction of the sale.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding conflicts of interest in connection with the Global Offering.

The Company and its respective directors and officers, as well as any experts named in this prospectus supplement, are or may be located outside of Canada and, as a result, it may not be possible for purchasers to effect service of process within Canada upon the Company or those persons. All or a substantial portion of the assets of the Company or those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the Company or those persons in Canada or to enforce a judgment obtained in Canadian courts against the Company or those persons outside of Canada.

By purchasing the Shares, investors acknowledge that information such as their name and other specified information, including specific purchase details, will be disclosed to Canadian securities regulatory authorities and may become available to the public in accordance with the requirements of applicable laws. Prospective investors consent to the disclosure of that information.

Canadian purchasers of the Shares should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Shares in their particular circumstances and about the eligibility of the Shares for investment by the purchaser under relevant Canadian legislation.

Upon receipt of this document, each Québec investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language.

Par la réception de ce document, chaque investisseur québécois confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais.

MiFID II product governance / Professional investors and ECPs only target market

Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the Shares has led to the conclusion that: (i) the target market for the Shares is eligible counterparties and professional clients only, each as defined in Directive 2014/65/EU (as amended, “MiFID II”); and (ii) all channels for distribution of the Shares to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Shares/GDRs (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the Shares (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

LEGAL MATTERS

The validity of the securities offered hereby and certain legal matters in connection with the Global Offering will be passed upon for Coty by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters in connection with the Global Offering will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.

EXPERTS

The financial statements of Coty Inc. and subsidiaries (the “Company”) as of June 30, 2023 and 2022, and for each of the three years in the period ended June 30, 2023, incorporated by reference in this Prospectus by reference to the Company’s Annual Report on Form 10-K for the year ended June 30, 2023, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We filed a registration statement on Form S-3 with the SEC with respect to the registration of the Class A Common Stock offered by this prospectus supplement. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information about us, the Class A Common Stock being offered by this prospectus supplement, and related matters, you should review the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus supplement about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance with such requirements, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the website of the SEC referred to above.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate by reference into this prospectus supplement the documents listed below, and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion of this Global Offering:

1.	our Annual Report on Form 10-K for the fiscal year ended June 30, 2023 (as filed with the SEC on August 22, 2023);

2.

the portions of our Definitive Proxy Statement on Schedule 14A, filed September  21, 2023, that are incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended June 30, 2023; and

3.	our Current Reports on Form 8-K filed with the SEC on July 14, 2023, July 19, 2023, July 20, 2023, July 26, 2023, September 11, 2023 and September 19, 2023.

Information furnished under Items 2.02 or 7.01 in any future current report on Form 8-K that we file with the SEC (or corresponding information furnished under Item 9.01 or included as an exhibit), unless otherwise specified in such report, is not incorporated by reference in this prospectus supplement, nor are any other documents or information that is deemed to have been “furnished” and not “filed” with the SEC.

Except as provided above, no other information, including information on our website, is incorporated by reference in this prospectus supplement.

We will provide to each person to whom a prospectus supplement is delivered, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated by reference into this prospectus supplement. You can request copies of such documents if you write or call us at the following address or telephone number: Investor Relations, Coty Inc., 350 Fifth Avenue, New York, New York 10118, (212) 389-7300, or you may visit the investor relations section of our website at http://investors.coty.com for copies of any such documents. Information on our website does not constitute part of this prospectus supplement and should not be relied upon in connection with making any investment decision with respect to our securities.

PROSPECTUS

Coty Inc.

Class A Common Stock

Preferred Stock

This prospectus relates to the offer and sale from time to time of shares of Coty Inc. Class A Common Stock and Preferred Stock by the Company identified in this prospectus or in supplements to this prospectus, including (i) shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”); and (ii) shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

This prospectus describes some of the general terms that may apply to these securities. Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement carefully before you invest in any of our securities. This prospectus may not be used to sell any securities unless accompanied by a prospectus supplement. The new proceeds we expect to receive from any such sale will also be described in a prospectus supplement.

We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

Our Class A Common Stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “COTY.” We have also submitted an application to dual-list our Class A Common Stock on the Professional Segment (Compartiment Professionnel) of the regulated market of Euronext Paris (“Euronext Paris”). Our Preferred Stock is not listed on an exchange and we do not intend to list the Preferred Stock on any exchange.

Investing in our Class A Common Stock or Preferred Stock involves risks. See “Risk Factors” on page 2 of this prospectus and the “Risk Factors” section contained in any applicable prospectus supplement and in the documents incorporated by reference herein and therein to read about factors you should consider before investing in our Class A Common Stock or Preferred Stock.

Neither the Securities and Exchange Commission nor any state or other domestic or foreign securities commission or regulatory authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 25, 2023.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer,” as defined in Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. By using a shelf registration statement, we may sell our Class A Common Stock or Preferred Stock from time to time and in one or more offerings.

This prospectus provides you with a general description of the Class A Common Stock and Preferred Stock that we may offer. Each time we sell shares of our Class A Common Stock or Preferred Stock using this prospectus, to the extent necessary, we will provide a prospectus supplement that will contain specific information about the terms of that offering, the number of shares being offered, the manner of distribution, the identity of any underwriters or other counterparties and other specific terms related to the offering. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information provided in the prospectus supplement. This prospectus does not contain all of the information included in the registration statement of which the prospectus forms a part. The registration statement filed with the SEC includes or incorporates by reference exhibits that provide more details about the matters discussed in this prospectus. You should carefully read the entirety of this prospectus, the related exhibits filed with the SEC and any prospectus supplement, together with the additional information described below under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find Additional Information,” before making an investment decision.

In this prospectus, except as otherwise indicated or as the context suggests otherwise, the terms “Coty,” the “Company,” “we,” “us” and “our” refer to Coty Inc., a Delaware corporation, and its subsidiaries.

We have not authorized anyone to give you any information or to make any representation other than those contained in this prospectus, in any applicable prospectus supplement, in any documents that are incorporated by reference herein or therein or in any other documents to which we refer you. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell or seeking an offer to buy shares of our Class A Common Stock or Preferred Stock in any jurisdiction where an offer or sale is not permitted.

You should not assume that the information appearing in this prospectus or any applicable prospectus supplement or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, strategic planning, targets and outlook for future reporting periods (including the extent and timing of revenue, expense and profit trends and changes in operating cash flows and cash flows from operating activities and investing activities), the wind down of our operations in Russia (including timing and expected impact), our future operations and strategy (including the expected implementation and related impact of its strategic priorities), ongoing and future cost efficiency, optimization and restructuring initiatives and programs, expectations of the impact of inflationary pressures and the timing, magnitude and impact of pricing actions to offset inflationary costs, strategic transactions (including their expected timing and impact), expectations and/or plans with respect to joint ventures (including Wella and the timing and size of any related divestiture, distribution or return of capital), our capital allocation strategy and payment of dividends (including suspension of dividend payments and the duration thereof and any plans to resume cash dividends on common stock or to continue to pay dividends in cash on preferred stock), and expectations for stock repurchases, investments, licenses and portfolio changes, product launches, relaunches or rebranding (including the expected timing or impact thereof), synergies, savings, performance, cost, timing and integration of acquisitions, future cash flows, liquidity and borrowing capacity (including any refinancing or deleveraging activities), timing and size of cash outflows and debt deleveraging, the timing and extent of any future impairments, and synergies, savings, impact, cost, timing and implementation of our ongoing transformation agenda (including operational, execution and simplification initiatives, fixed cost reductions, and supply chain changes), the impact, cost, timing and implementation of e-commerce and digital initiatives, the expected impact, cost, timing and implementation of sustainability initiatives (including progress, plans and goals), the impact of COVID-19, the expected impact of geopolitical risks including the ongoing war in Ukraine on our business operations, sales outlook and strategy, the expected impact of global supply chain challenges and/or inflationary pressures (including as a result of COVID-19 and/or the war in Ukraine) and expectations regarding future service levels, the impact of the potential dual-listing of our Class A Common Stock on Euronext Paris and the priorities of senior management. These forward-looking statements are generally identified by words or phrases, such as “anticipate”, “are going to”, “estimate”, “plan”, “project”, “expect”, “believe”, “intend”, “foresee”, “forecast”, “will”, “may”, “should”, “outlook”, “continue”, “temporary”, “target”, “aim”, “potential”, “goal” and similar words or phrases. These statements are based on certain assumptions and estimates that we consider reasonable, but are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual events or results (including our financial condition, results of operations, cash flows and prospects) to differ materially from such statements, including risks and uncertainties relating to:

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our ability to successfully implement our multi-year transformation agenda, including our operational and organizational changes, and the initiatives to further reduce our cost base, and to develop and achieve our global business strategies (including mix management, select price increases, more disciplined promotions, and foregoing low value sales), compete effectively in the beauty industry, achieve the benefits contemplated by our strategic initiatives (including revenue growth, cost control, gross margin growth and debt deleveraging) and successfully implement our strategic priorities (including stabilizing our consumer beauty brands through leading innovation and improved execution, accelerating our prestige fragrance brands and ongoing expansion into prestige cosmetics, building a comprehensive skincare portfolio, enhancing our e-commerce and direct-to-consumer (“DTC”) capabilities, expanding our presence in China through prestige products and select consumer beauty brands, and establishing Coty as an industry leader in sustainability) in each case within the expected time frame or at all;

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our ability to anticipate, gauge and respond to market trends and consumer preferences, which may change rapidly, and the market acceptance of new products, including new products in our skincare and prestige make-up portfolios, any relaunched or rebranded products and the anticipated costs and discounting associated with such relaunches and rebrands, and consumer receptiveness to our current and future marketing philosophy and consumer engagement activities (including digital marketing and media);

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use of estimates and assumptions in preparing our financial statements, including with regard to revenue recognition, income taxes (including the expected timing and amount of the release of any tax valuation allowance), the assessment of goodwill, other intangible and long-lived assets for impairments, the market value of inventory, and the fair value of equity investments;

•	the impact of any future impairments;

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managerial, transformational, operational, regulatory, legal and financial risks, including diversion of management attention to and management of cash flows, expenses and costs associated with our transformation agenda, our global business strategies, the integration and management of the strategic partnerships with Kylie Jenner and Kim Kardashian, and future strategic initiatives, and, in particular, our ability to manage and execute many initiatives simultaneously including any resulting complexity, employee attrition or diversion of resources;

•	the timing, costs and impacts of divestitures and the amount and use of proceeds from any such transactions;

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future divestitures and the impact thereof on, and future acquisitions, new licenses and joint ventures and the integration thereof with, our business, operations, systems, financial data and culture and the ability to realize synergies, manage supply chain challenges and other business disruptions, reduce costs (including through our cash efficiency initiatives), avoid liabilities and realize potential efficiencies and benefits (including through our restructuring initiatives) at the levels and at the costs and within the time frames contemplated or at all;

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increased competition, consolidation among retailers, shifts in consumers’ preferred distribution and marketing channels (including to digital and prestige channels), distribution and shelf-space resets or reductions, compression of go-to-market cycles, changes in product and marketing requirements by retailers, reductions in retailer inventory levels and order lead-times or changes in purchasing patterns, impact from COVID-19 on retail revenues, and other changes in the retail, e-commerce and wholesale environment in which we do business and sell our products and our ability to respond to such changes (including our ability to expand our digital, direct-to-consumer and e-commerce capabilities within contemplated timeframes or at all);

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our and our joint ventures’, business partners’ and licensors’ abilities to obtain, maintain and protect the intellectual property used in our and their respective businesses, protect our and their respective reputations (including those of our and their executives or influencers) and public goodwill, and defend claims by third parties for infringement of intellectual property rights;

•	any change to our capital allocation and/or cash management priorities, including any change in our dividend policy, and any change in our stock repurchase plans;

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any unanticipated problems, liabilities or integration or other challenges associated with a past or future acquired business, joint ventures or strategic partnerships which could result in increased risk or new, unanticipated or unknown liabilities, including with respect to environmental, competition and other regulatory, compliance or legal matters, and specifically in connection with the strategic partnerships with Kylie Jenner and Kim Kardashian, risks related to the entry into a new distribution channel, the potential for channel conflict, risks of retaining customers and key employees, difficulties of integration (or the risks associated with limiting integration) and management of the partnerships, our relationships with Kylie Jenner and Kim Kardashian, our ability to protect trademarks and brand names, litigation, investigations by governmental authorities, and changes in law, regulations and policies that affect King Kylie LLC (“King Kylie”) and/or KKW Holdings, LLC’s (“KKW Holdings”)

business or products, including risk that direct selling laws and regulations may be modified, interpreted or enforced in a manner that results in a negative impact to King Kylie and/or KKW Holdings’ business model, revenue, sales force or business;

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our international operations and joint ventures, including enforceability and effectiveness of our joint venture agreements and reputational, compliance, regulatory, economic and foreign political risks, including difficulties and costs associated with maintaining compliance with a broad variety of complex local and international regulations;

•	our dependence on certain licenses (especially in the fragrance category) and our ability to renew expiring licenses on favorable terms or at all;

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our dependence on entities performing outsourced functions, including outsourcing of distribution functions, and third-party manufacturers, logistics and supply chain suppliers, and other suppliers, including third-party software providers, web-hosting and e-commerce providers;

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administrative, product development and other difficulties in meeting the expected timing of market expansions, product launches, re-launches and marketing efforts, including in connection with new products in our skincare and makeup portfolios;

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changes in the demand for our products due to declining or depressed global or regional economic conditions, and declines in consumer confidence or spending, whether related to the economy (such as austerity measures, tax increases, high fuel costs, or higher unemployment), wars, natural or other disasters, weather, pandemics, security concerns, terrorist attacks or other factors;

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global political and/or economic uncertainties, disruptions or major regulatory or policy changes, and/or the enforcement thereof that affect our business, financial performance, operations or products, including the impact of the war in Ukraine and any escalation or expansion thereof, Brexit (and related business or market disruption), recent elections in Brazil, the current U.S. administration and future elections, changes in the U.S. tax code, and recent changes and future changes in tariffs, retaliatory or trade protection measures, trade policies and other international trade regulations in the U.S., the European Union, and Asia and in other regions where we operate, potential regulatory limits on payment terms in the European Union, recent and future changes in sanctions regulations including in connection with the war in Ukraine and any escalation or expansion thereof, regulatory uncertainty impacting the wind-down of our business in Russia, and recent and future changes in regulations impacting the beauty industry, including regulatory measures addressing products, formulations, raw materials and packaging;

•	currency exchange rate volatility and currency devaluation and/or inflation;

•	our ability to implement and maintain pricing actions to effectively mitigate increased costs and inflationary pressures, and the reaction of customers or consumers to such pricing actions;

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the number, type, outcomes (by judgment, order or settlement) and costs of current or future legal, compliance, tax, regulatory or administrative proceedings, investigations and/or litigation, including product liability cases (including asbestos and talc-related litigation for which indemnities and/or insurance may not be available), distributor or licensor litigation, and compliance, litigation or investigations relating to our joint ventures and strategic partnerships;

•	our ability to manage seasonal factors and other variability and to anticipate future business trends and needs;

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the impact of COVID-19 (or future similar events), including demand for the Company’s products, illness, quarantines, government actions, facility closures, store closures or other restrictions in connection with the COVID-19 pandemic, and the extent and duration thereof, related impact on our ability to meet customer needs and on the ability of third parties on which we rely, including our

v

suppliers, customers, contract manufacturers, distributors, contractors, commercial banks and joint-venture partners, to meet their obligations to us, in particular collections from customers, and the ability to successfully implement measures to respond to such impacts;

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disruptions in the availability and distribution of raw materials and components needed to manufacture our products, and our ability to effectively manage our production and inventory levels in response to supply challenges;

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disruptions in operations, sales and in other areas, including due to disruptions in our supply chain, restructurings and other business alignment activities, manufacturing or information technology systems, labor disputes, extreme weather and natural disasters, impact from COVID-19 or similar global public health events, the outbreak of war or hostilities (including the war in Ukraine and any escalation or expansion thereof), the impact of global supply chain challenges, and the impact of such disruptions on our ability to generate profits, stabilize or grow revenues or cash flows, comply with our contractual obligations and accurately forecast demand and supply needs and/or future results;

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our ability to adapt our business to address climate change concerns and to respond to increasing governmental and regulatory measures relating to environmental, social and governance matters, including expanding mandatory and voluntary reporting, diligence and disclosure, as well as new taxes (including on energy and plastic), and the impact of such measures on our costs, business operations and strategy;

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restrictions imposed on us through our license agreements, credit facilities and senior unsecured bonds or other material contracts, our ability to generate cash flow to repay, refinance or recapitalize debt and otherwise comply with our debt instruments, and changes in the manner in which we finance our debt and future capital needs;

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increasing dependency on information technology, including as a result of remote working practices, and our ability, or the ability of any of the third-party service providers we use to support our business, to protect against service interruptions, data corruption, cyber-based attacks or network security breaches, including ransomware attacks, costs and timing of implementation and effectiveness of any upgrades or other changes to information technology systems, and the cost of compliance or our failure to comply with any privacy or data security laws (including the European Union General Data Protection Regulation (the “GDPR”), the California Consumer Privacy Act and similar state laws, the Brazil General Data Protection Law, and the China Data Security Law and Personal Information Protection Law) or to protect against theft of customer, employee and corporate sensitive information;

•	our ability to attract and retain key personnel and the impact of senior management transitions;

•	the distribution and sale by third parties of counterfeit and/or gray market versions of our products;

•	the impact of our transformation agenda on our relationships with key customers and suppliers and certain material contracts;

•	our relationship with JAB Beauty B.V. (formerly known as Cottage Holdco B.V.), as our majority stockholder, and its affiliates, and any related conflicts of interest or litigation;

•	our relationship with KKR, whose affiliate KKR Bidco, is an investor in the Wella Business, and any related conflicts of interest or litigation;

•	future sales of a significant number of shares by our majority stockholder or the perception that such sales could occur; and

•	other factors described elsewhere in this document and in documents that the Company files with the SEC from time to time.

When used in this Registration Statement, the term “includes” and “including” means, unless the context otherwise indicates, including without limitation. More information about potential risks and uncertainties that could affect the Company’s business and financial results is included under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and periodic reports the Company has filed and may file with the SEC from time to time.

All forward-looking statements made in this prospectus and the documents incorporated by reference herein are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this document, and the Company does not undertake any obligation, other than as may be required by applicable law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

COTY INC.

We are one of the world’s largest beauty companies with a rich entrepreneurial heritage and an iconic portfolio of brands. Founded in 1904, we manufacture, market, sell and distribute branded beauty products throughout the world, including prestige fragrances, prestige skin care and prestige cosmetics, mass color cosmetics, mass fragrance, mass skin care and body care.

Coty Inc. was incorporated in Delaware in January 1995. Our principal executive offices are located at 350 Fifth Avenue, New York, New York 10118 and our telephone number at that address is (212) 389-7300. Our corporate website is www.coty.com. The information contained on, or accessible through, our website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

RISK FACTORS

Investing in our securities involves risk. Before making an investment decision, you should carefully consider the risks disclosed in our most recent annual and quarterly reports filed with the SEC, as well as other information we include or incorporate by reference in this prospectus or any prospectus supplement. These risks could materially affect our business, prospects, financial condition, results of operations and cash flows, and could cause the trading price of our Class A Common Stock or Preferred Stock to decline. You could lose all or a part of your investment.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the net proceeds from the sale of the securities offered under this prospectus will be used for general corporate purposes. The prospectus supplement relating to specific sales of our securities hereunder will set forth our intended use for the net proceeds we receive from the sale.

DESCRIPTION OF CAPITAL STOCK

The rights of our stockholders are governed by Delaware General Corporation Law (“DGCL”), our amended and restated certificate of incorporation, as amended (our “Certificate of Incorporation”), and our amended and restated bylaws (our “Bylaws”). For information on how to obtain a copy of our Certificate of Incorporation and Bylaws, see the information described below under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”

The following is a summary of the material terms and provisions of our capital stock and is qualified in its entirety by reference to our Certificate of Incorporation and the amendment thereto and our Bylaws, which are incorporated by reference herein, and to the applicable provisions of the DGCL. This summary does not purport to be complete and may not contain all the information that is important to you.

Authorized Capital Stock

Under our Certificate of Incorporation, our authorized capital stock consists of 1,250,000,000 shares of Class A Common Stock, par value $0.01 per share, and 20,000,000 shares of Preferred Stock, par value $0.01 per share. As of September 21, 2023, there were 857,992,692 shares of Class A Common Stock outstanding, 1,000,000 shares of Series A Preferred Stock outstanding, and 146,057 shares of Series B Convertible Preferred Stock outstanding.

Class A Common Stock

Dividend Rights

Holders of our Class A Common Stock are entitled to receive dividends, as and when declared by our board of directors (the “Board”), out of our legally available assets, in cash, property, shares of our Class A Common Stock or other securities, after payments of dividends required to be paid on outstanding Preferred Stock, if any.

Voting Rights

Holders of our Class A Common Stock are entitled to one vote per share on all matters submitted to a vote of our stockholders, unless otherwise required by our Certificate of Incorporation or Bylaws. At all meetings of the stockholders at which a quorum is present, except as otherwise required by law, the Certificate of Incorporation or the Bylaws, any question brought before any meeting of stockholders other than the election of directors, shall be decided by the affirmative vote of the holders of a majority of the votes cast. Elections of directors shall be decided by a plurality of the votes cast.

Stockholder Action by Written Consent

Any action that can be taken at a meeting of the stockholders may be taken by written consent in lieu of the meeting if we receive consents signed by stockholders having the minimum number of votes that would be necessary to approve the action at a meeting at which all shares entitled to vote on the matter were present.

Right to Receive Liquidation Distributions

Upon our liquidation, dissolution or winding up, the assets legally available for distribution to our stockholders will be distributable ratably among the holders of Class A Common Stock, subject to prior satisfaction of all outstanding debts and other liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding Preferred Stock.

Amendment of Certificate of Incorporation and Bylaws

Our Board and our stockholders are authorized to adopt, amend or repeal our Bylaws. The approval of our Board is required to amend our Certificate of Incorporation. In addition, Section 242(b)(2) of the DGCL requires that holders of our Class A Common Stock vote as a class upon the proposed amendment, if the amendment would increase or decrease the par value of the shares of Class A Common Stock, or alter or change the powers, preferences or special rights of the Class A Common Stock so as to affect them adversely.

No Preemptive or Similar Rights

Shares of our Class A Common Stock are not entitled to preemptive rights and are not convertible into any other shares of our capital stock.

Preferred Stock

We are authorized, subject to the limits imposed by the DGCL, to issue Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, rights, preferences and privileges of the shares of each such series and any of the qualifications, limitations or restrictions thereof. Our Board can also increase or decrease the number of shares of any series, but not below the number of shares of a given series then outstanding, plus the number of shares reserved for issuance upon the exercise or vesting of outstanding securities convertible into the applicable series of Preferred Stock, by the affirmative vote of the holders of a majority of the shares of Coty stock entitled to vote, unless a vote of any other holders is required pursuant to a certificate or certificates of designation establishing a series of Preferred Stock, without any further vote or action by our stockholders.

The rights of holders of Class A Common Stock are subject to, and may be adversely affected by, the rights of the holders of any shares of Preferred Stock that may be issued in the future. Our Board may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Class A Common Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a future change in control of the Company and may adversely affect the market price of Class A Common Stock and the voting and other rights of the holders of Class A Common Stock.

Series A Preferred Stock

In fiscal year 2015, we established awards under our Equity and Long-Term Incentive Plan and certain of our executive officers received awards of our Series A Preferred Stock. In April 2015, we filed a Certificate of Designations with the Secretary of State of the State of Delaware, establishing the voting rights, powers, preferences and privileges, and the relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, with respect to our Series A Preferred Stock, which various and several voting powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof may be severally set forth in various subscription agreements relating to the issuance and sale of the Series A Preferred Stock (each, a “Series A Subscription Agreement”). Under the terms provided in the various Series A Subscription Agreements, a holder of Series A Preferred Stock may be entitled to exchange any or all vested Series A Preferred Stock prior to varying dates specified in the Series A Subscription Agreements, into, at our sole election, either cash or shares of Class A Common Stock, as calculated and subject to the limitations set forth therein.

Shares of Series A Preferred Stock are not entitled to receive any dividends and have no voting rights, except as required by law. Upon our liquidation, dissolution or winding up, each share of Series A Preferred Stock entitles the holder to receive out of our assets available for distribution to stockholders, after satisfaction of liabilities to creditors and subject to the rights of senior securities, an amount in cash per share equal the then fair market value per share of such Series A Preferred Stock as determined by an independent qualified professional appraisal firm. Such shares will not be entitled to an additional amount after the full liquidation distribution has been paid.

Series B Convertible Preferred Stock

In May 2020, we filed a Certificate of Designations with the Secretary of State of the State of Delaware, establishing the voting rights, powers, preferences and privileges, and the relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, with respect to our Series B Convertible Preferred Stock.

Preferential Rights. The Series B Convertible Preferred Stock ranks senior to the shares of Class A Common Stock and the Company’s other outstanding series of preferred stock as of the date of this Annual Report and will rank senior to any other future series of capital stock the terms of which do not expressly provide that such series rank on a parity basis or senior to the Series B Convertible Preferred Stock with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

Dissolution. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any junior stock, and subject to the rights of the holders of any senior stock or parity stock and the rights of the Company’s existing and future creditors, to receive in full a liquidating distribution in cash and in the amount per share of Series B Convertible Preferred Stock equal to the greater of (i) the sum of (A) the liquidation preference plus (B) the accrued dividends with respect to such share of Series B Convertible Preferred Stock as of the date of such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and (ii) the amount such Holders would have received had such Holders, immediately prior to such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, converted such shares of Series B Convertible Preferred Stock into Class A Common Stock.

Dividends. Holders of the Series B Convertible Preferred Stock are entitled to a dividend at the rate of 9.0% per annum, accruing daily and payable quarterly in arrears; the dividend rate shall increase by 1.0% on the seven (7) year anniversary of May 26, 2020 and shall increase by an additional 1.0% on each subsequent anniversary up to a maximum of 12.0%. If the Company does not declare and pay a dividend on the Series B Convertible Preferred Stock on any dividend payment date, the dividend rate will increase by 1% per annum until all accrued but unpaid dividends have been paid in full. Dividends will be payable in cash, by increasing the amount of accrued dividends with respect to a share of Series B Convertible Preferred Stock, or any combination thereof, at the sole discretion of the Company.

Conversion. The Series B Convertible Preferred Stock will be convertible, in whole or in part, at any time at the option of the Holders thereof into shares of Class A Common Stock at an initial conversion price of $6.24 per share of Series B Convertible Preferred Stock and an initial conversion rate of 160.2564 shares of Class A Common Stock per share of Series B Convertible Preferred Stock, subject to certain anti-dilution adjustments set forth in the Certificate of Designations, filed with the Secretary of State of the State of Delaware on May 26, 2020, designating the Series B Convertible Preferred Stock (the “Certificate of Designations”). At any time after the third anniversary of May 26, 2020, if the volume weighted average price of the Class A Common Stock exceeds the then applicable conversion rate, as may be adjusted pursuant to the Certificate of Designations, for at least 20 trading days in any period of 30 consecutive trading days, at the election of the Company, all or any portion of the Series B Convertible Preferred Stock will be convertible into the relevant number of shares of Class A Common Stock. Pursuant to the terms of the Certificate of Designations, unless and until approval of the Company’s stockholders is obtained as contemplated by NYSE listing rule 312.03(d) (the “Stockholder Approval”), no Holder of Series B Convertible Preferred Stock will have the right to acquire shares of Class A Common Stock if and solely to the extent that such conversion would result in such Holder beneficially owning a number of shares of Class A Common Stock that could trigger a change of control under NYSE listing rules (such limitation, the “Ownership Limitation”). The Company has the right to settle any conversion over the Ownership Limitation of a Holder of Series B Convertible Preferred Stock in cash if the Stockholder Approval is not obtained.

Voting Rights. Holders of the Series B Convertible Preferred Stock will be entitled to a separate class vote with respect to, among other things, amendments to the Company’s organizational documents that have an adverse effect on the Series B Convertible Preferred Stock, authorizations or issuances by the Company of securities that are senior to, or equal in priority with, the Series B Convertible Preferred Stock, increases or decreases in the number of authorized shares of Series B Convertible Preferred Stock and issuances of shares of Series B Convertible Preferred Stock after May 26, 2020.

Redemption. At any time following the fifth anniversary of May 26, 2020, the Company may redeem some or all of the Series B Convertible Preferred Stock for a per share amount in cash equal to: (i) the sum of (x) 100% of the liquidation preference thereof, plus (y) all accrued and unpaid dividends, multiplied by (ii) (A) 107% if the redemption occurs at any time on or after the fifth anniversary of May 26, 2020 and prior to the sixth anniversary of the Closing Date, (B) 105% if the redemption occurs at any time on or after the sixth anniversary of May 26, 2020 and prior to the seventh anniversary of May 26, 2020, and (C) 100% if the redemption occurs at any time on or after the seventh anniversary of May 26, 2020 (such price, the “Redemption Price”).

Upon certain change of control events involving the Company, the Holders of the Series B Convertible Preferred Stock may, at such Holder’s election, (i) convert their shares of Series B Convertible Preferred Stock into Class A Common Stock at the then-current conversion price; provided that if such change of control occurs on or before the fifth anniversary of May 26, 2020, the Company will also be required to pay the Holders of the Series B Convertible Preferred Stock a “make-whole” premium or (ii) cause the Company to redeem their shares of Series B Convertible Preferred Stock for an amount in cash equal to (x) if the change of control occurs on or before the fifth anniversary of May 26, 2020, 110% of the sum of the liquidation preference thereof plus any accrued and unpaid dividends and (y) if the change of control occurs on or after the fifth anniversary of May 26, 2020, 100% of the then-current Redemption Price. If no such election is made with respect to any share of Series B Convertible Preferred Stock, such share shall remain outstanding.

Preemptive Rights. The Holders do not have any preemptive rights.

Controlled Company Status

As of the date of this prospectus, the JAB Investors (as defined below) beneficially own approximately 53% of the outstanding shares of Class A Common Stock, which also represents approximately 53% of the voting power of our capital stock. Accordingly, we qualify as a “controlled company” under the NYSE Listed Company Manual rules (the “NYSE Rules”). As a “controlled company,” we are permitted to take advantage of exemptions from certain of the corporate governance requirements under the NYSE Rules, including the requirements that a majority of our Board consist of independent directors, that we have a nominating and corporate governance committee that is composed entirely of independent directors and that we have a compensation committee that is composed entirely of independent directors. As a result, for so long as we are a controlled company, stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements under the NYSE Rules. However, the Stockholders Agreement described below contains certain obligations with respect to the independence of our Board and a committee of our Board.

Stockholders Agreement

The Company is party to a stockholders agreement, dated as of March 17, 2019 and as amended and restated as of June 16, 2023 (the “Stockholders Agreement”), with JAB Holdings B.V., JAB Cosmetics B.V. and JAB Beauty B.V. (formerly known as Cottage Holdco B.V.) (the “JAB Investors”). Pursuant to the Stockholders Agreement, among other things:

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during the three-year period following June 16, 2023, the JAB Investors shall not, subject to certain exceptions, effect or enter into any agreement to effect any acquisition of additional shares of capital stock of the Company (including Class A Common Stock, “Company Securities”); provided that, the

JAB Investors may acquire Company Securities on an established securities exchange or through privately negotiated transactions that, after giving effect to such acquisition, does not result in an increase in the JAB Investors’ and their affiliates’ collective beneficial ownership percentage of the voting power of the then issued and outstanding Company Securities to an amount greater than the percentage of the voting power of the issued and outstanding Company Securities beneficially owned by the JAB Investors, collectively, as of the consummation of the Offer, plus 9% (meaning a cap of approximately 69% for three years after June 16, 2023);

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during the one-year period following June 16, 2023, the JAB Investors shall not, subject to certain exceptions, transfer any Company Securities to any other person or group (other than an affiliate of any of the JAB Investors) that, after giving effect to such transfer, would become the largest beneficial owner of Class A Common Stock;

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for so long as the Stockholders Agreement is in effect, the JAB Investors shall not effect or seek to effect, or announce any intention to effect, any “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act unless such transaction is conditioned on both (i) the affirmative approval of a special committee of our Board comprised solely of individuals who are each (1) “independent” under the requirements of Rule 10A-3 under the Exchange Act, and under the rules of the applicable securities exchange on which Company Securities are traded and (2) disinterested as it relates to the JAB Investors and their respective affiliates (any such individual, an “Independent Director”) and who are disinterested and independent under Delaware law as to the matter under consideration, duly obtained in accordance with the applicable provisions of the Company’s organizational documents, applicable law and the rules, regulations and listing standards promulgated by any securities exchange on which Company Securities are traded (“Disinterested Director Approval”) and (ii) the affirmative vote of our stockholders representing at least a majority of the voting power of the Company beneficially owned by stockholders that are not the JAB Investors or their affiliates;

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for so long as the Stockholders Agreement is in effect, material related party transactions involving the JAB Investors or any of their affiliates and the Company will require Disinterested Director Approval;

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for so long as the Stockholders Agreement is in effect, the JAB Investors and the Company have agreed to take all necessary actions within their control to maintain no fewer than four Independent Directors on our Board;

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the Company shall include certain questions specified in the Stockholders Agreement in its annual directors and officers’ questionnaire used in the preparation of the Company’s Form 10-K, annual report to stockholders and proxy statement; and

•	the Company shall appoint of a new lead independent director consistent with the terms of the Stipulation of Settlement (as defined in the Stockholders Agreement).

The Stockholders Agreement also provides the JAB Investors with certain customary demand and shelf registration rights with respect to Company Securities and restricts the registration rights we may grant other stockholders after the date thereof. Prior to the entry into the Stockholders Agreement, we granted certain other stockholders customary demand and “piggyback” registration rights.

The Stockholders Agreement will terminate upon the earlier of the mutual consent of the parties to the Stockholders Agreement (including, with respect to the Company, Disinterested Director Approval) or such time as the JAB Investors and their affiliates cease to beneficially own 25% of the voting power of the Company capital stock on a fully diluted basis. The Stockholders Agreement may be amended by the JAB Investors and the Company after receipt of Disinterested Director Approval. Any waiver by the Company of any condition or of any breach of any term, covenant, representation or warranty contained in the Stockholders Agreement also requires Disinterested Director Approval.

Anti-Takeover Effects of Delaware Law, Certificate of Incorporation and Bylaws

The following provisions may make a change in control of our business more difficult and could delay, defer or prevent a tender offer or other takeover attempt that a stockholder might consider to be in its best interest, including takeover attempts that might result in the payment of a premium to our stockholders over the market price for their shares. These provisions also may promote the continuity of our management by making it more difficult for a person to remove or change the incumbent members of our Board.

Controlling Stockholder. As of the date of this prospectus, the JAB Investors beneficially own approximately 53% of the outstanding shares of Class A Common Stock, which also represents approximately 53% of the voting power of our capital stock. This concentrated control could have the effect of discouraging others from initiating a potential merger, takeover or other future change of control transaction that other stockholders may view as beneficial.

Delaware Law. We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date that the person became an interested stockholder, subject to exceptions, unless the business combination is approved by our Board in a prescribed manner or the transaction in which the person became an interested stockholder is approved by our Board and disinterested stockholders in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation’s voting stock. These provisions may have the effect of delaying, deferring or preventing a change in control of our business without further action by the stockholders.

Authorized but Unissued Shares; Undesignated Preferred Stock. The authorized but unissued shares of Class A Common Stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. In addition, our Board may authorize, without stockholder approval, the issuance of undesignated Preferred Stock with voting rights or other rights or preferences designated from time to time by our Board. The existence of authorized but unissued shares of Class A Common Stock or Preferred Stock may enable our Board to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Advance Notice Requirements for Stockholder Proposals and Nominations of Directors. Our By-laws require stockholders seeking to bring business before an annual meeting of stockholders, or to nominate individuals for election as directors at an annual or special meeting of stockholders, to provide timely notice in writing, as specified therein. These provisions regulate our stockholders in bringing matters before the annual meeting of stockholders or making nominations for directors at any meetings of stockholders. These provisions may also discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the potential acquiror’s own slate of directors or otherwise attempting to obtain control of our business.

Special Meetings of Stockholders. Our Certificate of Incorporation and By-laws provide that special meetings of stockholders may be called only by our Chairman, Chief Executive Officer or our Board or by our Secretary at the request of holders of not less than a majority of the combined voting power of Class A Common Stock.

Cumulative Voting. Our Certificate of Incorporation provides that our stockholders are not permitted to cumulate votes in the election of directors.

Transfer Agent

The transfer agent and registrar for our Class A Common Stock is Computershare Trust Company, N.A.

PLAN OF DISTRIBUTION

We may sell our Class A Common Stock or our Preferred Stock offered hereby directly to one or more purchasers, through agents, or through underwriters or dealers designated from time to time. The distribution of securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the times of sale, at prices related to these prevailing market prices or at negotiated prices. The applicable prospectus supplement will describe the terms of the offering of the securities, including:

•	the terms of the securities to which such prospectus supplement relates;

•	the name or names of any underwriters, if any;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

Underwriters named in the prospectus supplement, if any, are only underwriters of the securities offered with the prospectus supplement.

Sales Directly to Purchasers. We may enter into agreements directly with one or more purchasers. Such agreements may provide for the sale of securities at a fixed price, based on the market price of the securities or otherwise.

Use of Underwriters and Agents. If underwriters are used in the sale of securities, they will acquire the securities for their own accounts and may resell them from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all the securities offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

Securities may be sold directly to or through agents from time to time. Any agent involved in the offering and sale of securities will be named and any commissions paid to the agent will be described in the prospectus supplement. Unless the prospectus supplement states otherwise, any agent will act on a best-efforts basis for the period of its appointment. Agents or underwriters may be authorized to solicit offers by certain types of institutional investors to purchase securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions paid for solicitation of these contracts will be described in the prospectus supplement.

Deemed Underwriters. In connection with the sale of the securities offered with this prospectus, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities for whom they may act as agents, in the form of discounts, concessions or commissions. The underwriters, dealers or agents which participate in the distribution of the securities may be deemed to be underwriters under the Securities Act and any discounts or commissions received by them and any profit on the resale of the securities received by them may be deemed to be underwriting discounts and commissions under the Securities Act. Anyone deemed to be an underwriter under the Securities Act may be subject to statutory liabilities, including Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

Indemnification and Other Relationships. We may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

A description of any material United States federal income tax considerations of the purchase, ownership and disposition of securities will be provided in the applicable prospectus supplement.

LEGAL MATTERS

Certain legal matters relating to the validity of the shares of Class A Common Stock and Preferred Stock offered hereby will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters will be passed upon for any dealers, agents or underwriters by counsel for such dealers, agents or underwriters identified in the applicable prospectus supplement.

EXPERTS

The financial statements of Coty Inc. and subsidiaries (the “Company”) incorporated by reference in this Prospectus, and the effectiveness of the Company’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain information into this prospectus from certain documents that we file with the SEC. By incorporating by reference, we are disclosing important information to you by referring you to documents we file separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is modified or superseded by information contained in this prospectus or in any other subsequently filed document that also is incorporated by reference herein. These documents contain important information about us, our business and our finances. The following documents previously filed with the SEC are incorporated by reference into this prospectus, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•	our Annual Report on Form 10-K for the year ended June 30, 2023, filed with the SEC on August 22, 2023;

•	our Current Reports on Form 8-K filed with the SEC on July 14, 2023, July 19, 2023, July 20, 2023, July 26, 2023, September 11, 2023 and September 19, 2023;

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the portions of the Definitive Proxy Statement on Schedule 14A, filed with the SEC on September  21, 2023, incorporated by reference in the Annual Report on Form 10-K for the year ended June 30, 2023; and

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the description of our Class  A Common Stock in our Registration Statement on Form 8-A filed with the SEC on June 13, 2013, including any amendments and reports filed for the purpose of updating such description.

We also incorporate by reference all documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the effective date of the registration statement of which this prospectus forms a part and prior to the termination of the offering of our Class A Common Stock and/or Preferred Stock covered by this prospectus and any accompanying prospectus supplements, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules.

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference into this prospectus.

If you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated by reference herein. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests can be made by writing to Coty Inc., 350 Fifth Avenue, New York, New York 10118, Attention: Investor Relations, or by telephone request to (212) 389-7300. The documents may also be accessed on our website at www.coty.com. The information contained on, or accessible through, our website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain copies of any document that we file with the SEC, including the registration statement of which this prospectus forms a part and the exhibits to the registration statement, free of charge on the SEC’s website at www.sec.gov. These documents may also be accessed on our website at www.coty.com. The information contained on, or accessible through, our website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

33,000,000 Shares

Class A Common Stock

Prospectus Supplement

BNP PARIBAS	Citigroup
Crédit Agricole Corporate and Investment Bank	Banco Santander

   , 2023